UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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D.R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Thursday, January 22, 2015

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2015 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2015 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 22, 2015, at 10:00 a.m., central time, for the following purposes:

•	To elect the five directors named in our proxy statement;

•	To seek an advisory vote on the approval of executive compensation;

•	To approve our 2006 Stock Incentive Plan as amended and restated;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Monday, December 1, 2014, are entitled to notice of and to vote at the 2015 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2015 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2015 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Fort Worth, Texas

December 17, 2014

i

ii

D.R. Horton Tower

301 Commerce Street

Fort Worth, Texas 76102

www.drhorton.com

PROXY STATEMENT

for the

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 22, 2015

GENERAL

Time, Place and Purposes of Meeting

Our 2015 Annual Meeting of Stockholders will be held on Thursday, January 22, 2015, at 10:00 a.m., central time, at our corporate offices located at D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2015 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 17, 2014. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2015 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2015 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 5), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 54), (iii) FOR approval of our 2006 Stock Incentive Plan as amended and restated (see Proposal Three on page 57) and (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see Proposal Four on page 70), and at the discretion of the proxy holders on all other matters properly brought before the 2015 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

December 1, 2014 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2015 Annual Meeting. There were 365,309,077 shares of D.R. Horton’s common stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of common stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of common stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2015 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2015 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE:    Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One, Proposal Two and Proposal Three are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One, Proposal Two or Proposal Three unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One, Proposal Two or Proposal Three at the 2015 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Four at the 2015 Annual Meeting without voting instructions from the beneficial owner because this proposal is routine.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions
(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on the approval of executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Approve our 2006 Stock Incentive Plan as amended and restated	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(3)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(4)	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	(4)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(4)

Routine:    Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Thomas B. Montano, Corporate Counsel, D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

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stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and

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stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet, at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD JANUARY 22, 2015

The Proxy Statement and Annual Report to Stockholders are available at

https://materials.proxyvote.com/23331A

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members who were elected at the 2014 Annual Meeting and will serve until the 2015 Annual Meeting and until their successors have been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our five current directors as director nominees, each of whom is listed below under the heading “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated Donald R. Horton, Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan and Michael W. Hewatt, as recommended by the Nominating and Governance Committee, for election as directors of D.R. Horton at the 2015 Annual Meeting.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. Nominees who are elected as directors will be elected for one-year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2015 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is composed of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

DONALD R. HORTON, age 64, director since 1991.    Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications.    Mr. Horton’s 36 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former CEO and President of the Company and its predecessor companies. Mr. Horton is also the largest individual stockholder of the Company. As founder of the Company, Mr. Horton has a unique understanding of all phases of the homebuilding business. Mr. Horton’s leadership and strategic vision provides the Board and the Company with distinct advantages in the homebuilding industry.

BARBARA K. ALLEN, age 68, director since 2014.    Ms. Allen has significant experience researching, analyzing and making investment decisions related to housing-related companies. Ms. Allen retired from Avondale Partners in July 2006 where she was a Partner and Housing, Construction and Retailing Analyst. From February 1997 until December 2004, she was the Home Construction, Building Materials, Home Furnishing and DIY (Do It Yourself) Retailing Analyst for Natexis Bleichroeder, Inc. Ms. Allen was a Vice President, Equity Research for Donaldson, Lufkin & Jenrette from January 1993 until January 1996. She served in other roles at Oppenheimer & Company, Kidder, Peabody, Inc., and Prudential Securities prior to January 1993. Ms. Allen has been a member of the Audit, Compensation and Nominating and Governance Committees since 2014.

Key Director Qualifications.    Ms. Allen’s extensive experience working as an analyst and consultant with housing-related companies provides valuable knowledge to the Board with regard to strategic decisions, including investment, operating and financing matters.

BRAD S. ANDERSON, age 53, director since 1998.    Mr. Anderson has been an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998, and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications.    Mr. Anderson’s extensive experience working with an international real estate brokerage company allows him to bring beneficial insight and perspective to the Board, as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another public homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 67, director since 2003.    Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the Board of Directors, and member of the capital committee and the compensation committee of Piedmont Office Realty Trust, Inc., a real estate investment trust publicly-traded on the NYSE. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications.    Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas allows him to provide the Board with both a broad-based and a granular perspective on the homebuilding industry. Mr. Buchanan also brings his experience of serving on the board of a real-estate investment trust, thereby providing the Board with additional perspective on the real-estate industry and serving on a board of directors.

MICHAEL W. HEWATT, age 65, director since 2005.    Mr. Hewatt is a certified public accountant performing auditing and tax services as a sole practitioner. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants – Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Hewatt has extensive experience working as a certified public accountant for a national and local firm. This experience enables Mr. Hewatt to provide valuable perspective on accounting, auditing and tax matters to the Board and its Committees.

Other Executive Officers

DAVID V. AULD, age 58, is President and Chief Executive Officer of D.R. Horton, positions he has held since October 2014. Mr. Auld was Executive Vice President and Chief Operating Officer from November 2013 until October 2014. Mr. Auld was Region President overseeing the Company’s homebuilding operations in Florida, North and South Carolina, Georgia and Alabama from 2005 to 2013. From 1988 to 2005, Mr. Auld served as the Division President of the Company’s Orlando Division. Prior to 1988, Mr. Auld worked for Texas American Bank and General Dynamics. Mr. Auld graduated from Texas Tech University in 1978 with a bachelor of business administration degree in accounting.

BILL W. WHEAT, age 48, is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was the Company’s Senior Vice President and Controller from 2000 until 2003, after joining the Company in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of the Company from October 2003 to January 2011. Mr. Wheat began his career with Price Waterhouse LLP (now PricewaterhouseCoopers), and then worked at The Bombay Company in several financial and accounting roles prior to joining the Company. Mr. Wheat graduated from Baylor University in 1988 with a bachelor of business administration degree in accounting and finance.

MICHAEL J. MURRAY, age 48, is Executive Vice President and Chief Operating Officer of D.R. Horton, positions he has held since October 2014. Mr. Murray served as Senior Vice President of Business Development from 2012 until October 2014. From 2004 to 2012, Mr. Murray served as the Company’s Vice President and Controller, after joining the Company in 2002 as the Director of Internal Audit. He began his career at Price Waterhouse LLP (now PricewaterhouseCoopers) and then worked at several other companies in finance and accounting roles prior to joining the Company. Mr. Murray graduated from the University of Texas at Arlington in 1988 with a bachelor of business administration degree in accounting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the final rules of the NYSE and SEC relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”), and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investor Relations and Corporate Governance links on our website at www.drhorton.com.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications and characteristics to become a director in light of the current make-up of the Board of Directors. We do not have a formal or informal diversity policy regarding the selection or qualification of directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences.    As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall make-up of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience.    We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry, or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of running a national homebuilding company.

Business, Management, Accounting and Finance Experience.    We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks in the Company’s key functional areas of homebuilding operations, financing and liquidity, financial reporting, internal control and regulatory compliance, and compensation.

Strategic Vision and Leadership.    We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 6.

Key Characteristics.    In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following minimum characteristics:

•	high personal and professional ethical standards, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	objectivity and inquisitiveness; and

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willingness to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that an arbitrary term limit on director service is appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for re-election after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Barbara K. Allen, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The Company’s Bylaws provide that in an uncontested election of directors, a director nominee must receive a majority of the votes cast to be elected. Any current director who is not re-elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. Details regarding the majority vote standard and resignation policy are discussed under “Proposal One – Election of Directors” on page 5.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted upon at the 2015 Annual Meeting.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. Each notice must set forth the same information required by our Bylaws to submit a nomination. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is composed of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investor Relations and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

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A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

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A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s external audit firm, (ii) the director is a current employee of such firm, (iii) the director’s immediate family member is a current employee of such firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on D.R. Horton’s audit within that time.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•

If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules.

Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Compensation Committee Independence

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of a compensation committee satisfy additional independence requirements. The NYSE Rules require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, and Michael W. Hewatt, are (i) independent, for purposes of serving as independent members of the Board of Directors and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee and the Compensation Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt and Mr. Buchanan each have the Financial Expert Attributes described above.

Mr. Hewatt.    Mr. Hewatt acquired the Financial Expert Attributes primarily through his 43 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor and successor entities, as applicable. Mr. Hewatt’s experience as an auditor provided him active experience in designing and conducting audits and reviewing financial statements, which developed his understanding of generally accepted accounting principles and financial statements as well as his abilities to assess the application of such principles in accounting for estimates, accruals and reserves and to evaluate related internal control structures. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations. Mr. Hewatt has additional experience in providing management advisory, tax advisory and tax preparation services, which has provided him with a strong background in the Internal Revenue Code and in dealing with the Internal Revenue Service. Mr. Hewatt has prepared and issued audit and management advisory reports to the boards of directors of his clients, whereby he has gained an understanding of the functioning of boards of directors and related committees. Mr. Hewatt’s clients have included public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan.    Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that Mr. Horton, a director and director nominee, is not independent because he is an executive officer of the Company. Mr. Tomnitz, a former director, was also not independent while serving as a director because he was an executive officer of the Company.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers has been posted to the Company’s website under the Investor Relations and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website under the Investor Relations and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website under the Investor Relations and Corporate Governance links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairman of the Nominating and Governance Committee, presides at these executive sessions. During fiscal 2014, the non-management directors met four times in executive session, without members of management present.

Communications with the Board of Directors

Stockholders and other interested parties can communicate with any member of our Board of Directors by sending the communication to the Chairman of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as chairman of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Officer will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website under the Investor Relations and Corporate Governance links.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separated, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board and the Company in overseeing key risk and management issues facing the Board and the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

Our Nominating and Governance Committee, which is composed of four independent directors, oversees our corporate governance, and we have taken a number of measures that collectively provide for our effective corporate governance. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management. The Presiding Director chairs these meetings. Overall, the Board is composed of four independent directors and one management director. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee, and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 16.

Board’s Role in Risk Oversight

Our Board and Board Committees have overall risk oversight responsibility of the Company but do not provide day-to-day risk management of the Company, which is the responsibility of our key officers and managers. We control the financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate review and approval before financial resources are authorized for this purpose. This process includes reviews of the market, real estate, environmental, financial and legal risks associated with each potential transaction and a centralized review and approval prior to the disbursement of funds that is overseen by our executive officers. As a result of the manner in which the Board and Committees oversee risk, the Board’s role in risk oversight does not have an effect on the Board’s leadership structure. Risk oversight is reviewed in the risk areas of the Company listed below.

Homebuilding Operations.    Our ability to build and sell homes that meet buyer demand is determined by our ability to control, buy and develop land and lots in a cost effective manner. As a result, we use substantial financial resources to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval includes review by corporate legal and accounting and approval by our Chairman, CEO or executive officers. Our chief financial officer and chief legal officer report to the Board regarding our process of reviewing, approving and funding land and lot acquisitions. We believe this process adequately manages the risk related to our land and lot acquisitions.

Financing and Liquidity.    Our financing and liquidity positions may fluctuate due to changes in the homebuilding industry and in home sales demand. Our Board oversees financing and liquidity risk by regularly monitoring our financing and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations and other financing and operating expenses. At each quarterly meeting, management reviews with the directors the Company’s financial and liquidity position, which includes projected short and long-term financing and liquidity needs. To further manage risk in this area, the Board approves a limit each year on the amount of debt and equity that may be repurchased. Any debt or equity issuance or debt or equity repurchase above the approved limit must be separately approved by the Board. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.    The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit and reviews the results of the internal audits of the Company’s operating divisions and other key control areas performed during the quarter. Each year, the Audit Committee reviews and approves the internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding and financial services operations and other key control areas. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee invites guest speakers to give presentations on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. By staying informed, the Audit Committee is able to oversee the Company’s compliance with regulatory issues in these areas, and to discuss with them any actions necessary to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight.    The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We regularly review the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance and to incent performance and to mitigate inappropriate risk-taking:

Base Salary:	We set fixed base salaries in amounts that we believe are commensurate with the level of experience, responsibility and tenure of the executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to our Chairman, CEO and COO, we provide annual incentive bonus opportunities based on various performance goals. Recent performance goals were based on pre-tax income. Final payout on these annual awards is at the discretion of the Compensation Committee. The discretion can be used to reduce payouts when the Committee believes levels achieved result in an inappropriately high level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through the approval process with respect to the final payout of these awards, the quarterly review of our financial statements by our management and independent auditor, and through our internal control over financial reporting.

Long-Term Bonus Plan:	With respect to our Chairman, CEO, COO and CFO, we use a combination of performance equity in the form of performance units and restricted stock units to incentivize performance on key operational and financial goals important to the Company and its stockholders over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over several fiscal years (typically three) thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer period.

Stock Options:	We use stock options as a component of long-term compensation to incent performance and to serve as a retention tool. We believe time-based vesting on our stock options creates a continuing incentive to grow value in the Company stock price, balancing out the risk taking incentives that might otherwise apply to performance based options. We mitigate risk related to the granting of stock options through our practice of not granting stock options in coordination with the release of material non-public information. Further, we have several levels of review when stock options are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the stock options approved match the terms of the stock options issued.

Performance Goals:	The Compensation Committee has selected a variety of short and long-term operating and financial performance goals to incent performance and to drive increased Company operating and financial results on these goals. The performance goals tied to the annual cash bonus and restricted stock unit bonus programs relate to consolidated pre-tax income, return on investment, gross profit, selling, general and administrative expense and total shareholder return. The Company has established appropriate controls around the determination of the components that define these goals which mitigate risk related to monitoring the actual performance of these goals.

Discretion and Claw-back:

We further mitigate compensation risk by giving the Compensation Committee sole discretion to reduce the final payout on a significant amount of the total compensation awarded. The Compensation Committee maintains sole discretion on the final payout determination for (i) the Annual Bonus Plan and (ii) long-term performance bonuses issued in the form of performance restricted stock units except for the restricted stock units awarded in November 2014, with a performance period of October 1, 2014 to September 30, 2017. The Committee does not have explicit discretion with respect to the annual salary and stock options because the salary and stock options are fixed.

Our CEO, CFO and other executive officers are subject to the claw-back provisions of the Sarbanes-Oxley Act. Our executive officers that receive performance-based compensation are subject to appropriate claw-back provisions to comply with enacted federal legislation regarding claw-back provisions on performance-based executive compensation.

Hedging Company Securities:	Our directors and executive officers are prohibited from engaging in short sales of our securities or from engaging in transactions designed to hedge the value of our securities held by them. Our directors and executive officers do not pledge as collateral our securities held by them.

Board Meetings

During our fiscal year ended September 30, 2014 (“fiscal 2014”), our Board of Directors held five meetings and acted three times by written consent. Each current director attended all of the Board meetings and all of the committee meetings for the committees on which he or she served during fiscal 2014. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2014 Annual Meeting was attended by each of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Charters is posted on the Company’s website under the Investor Relations and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2014, the Executive Committee was composed of Mr. Horton and Mr. Tomnitz. Currently, the Executive Committee is composed of Mr. Horton.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Brad S. Anderson, Michael W. Hewatt and Barbara K. Allen, with Mr. Buchanan serving as Chairman. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2014, the Nominating and Governance Committee met three times and acted once by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website under the Investor Relations and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

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identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and key management.

Compensation Committee

The members of the Compensation Committee are Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Barbara K. Allen, with Mr. Anderson serving as Chairman. Each Compensation Committee member has been determined to be independent under the NYSE Rules, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2014, the Compensation Committee met nine times and acted once by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

The Compensation Committee Charter has been posted to the Company’s website under the Investor Relations and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee are Michael W. Hewatt, Brad S. Anderson, Michael R. Buchanan, and Barbara K. Allen, with Mr. Hewatt serving as Chairman. The Audit Committee met five times during fiscal 2014 and took no action by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

As discussed under the heading “Corporate Governance Standards” on page 8 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, each of Messrs. Buchanan and Hewatt has been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website under the Investor Relations and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2014, and other matters are discussed in the Audit Committee Report set forth on page 56 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the “Director Compensation for Fiscal 2014” table. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. Over the last three fiscal years, the total annual compensation of directors has varied primarily due to the granting of long-term equity awards in certain years.

Fees Paid in Cash.    In fiscal 2014, each non-management director received $15,000 per Board meeting attended in person or by telephone-conference, paid quarterly and not to exceed $60,000 per year. In addition, each non-management director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee paid quarterly, and each non-management director who served as the Chairman of a committee of the Board of Directors received an annual fee of $2,500 per committee paid quarterly.

Stock Options.    When a new non-management director joins our Board, he or she traditionally has been awarded stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of approval and grant. Traditionally, these stock options have vested over five years and have a ten-year term. Upon joining the board in January 2014, Ms. Allen was awarded 8,333 stock options with an exercise price of $23.11, which was the Company’s closing stock price on the date of grant. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times, which have ranged from one-year to five-year intervals. There were no other stock options granted to non-management directors during fiscal 2014.

Restricted Stock Units.    When a new non-management director joins our Board, the Board of Directors may award restricted stock units. Upon joining the Board in January 2014, Ms. Allen was awarded 6,667 restricted stock units with one-third of the restricted stock units vesting each year over a three-year period. In addition, we awarded restricted stock units to our non-management directors in January 2013 to balance the mix of director compensation between cash and equity. There were no other restricted stock units awarded to non-management directors during fiscal 2014.

Expenses and Health Care Plan.    Each non-management director is entitled to reimbursement for reasonable expenses relating to their service on the Board and any committee, including travel, meals and other related expenses. Each non-management director is eligible to participate in the Company’s health care plan, and Mr. Hewatt, Mr. Buchanan and Ms.  Allen elected to participate in the plan in fiscal 2014.

Director Compensation for Fiscal 2014

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Barbara K. Allen(6)	$53,750	$143,874	$90,330	—	$287,954
Brad S. Anderson	$77,500	—	—	—	$77,500
Michael R. Buchanan	$77,500	—	—	—	$77,500
Michael W. Hewatt	$77,500	—	—	$1,334	$78,834
Bob G. Scott(7)	$18,750	—	—	—	$18,750

(1)	During fiscal 2014, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2014.

(3)

Amount represents the grant date fair value of $21.58 per share for the 6,667 restricted stock units granted to Ms. Allen upon joining the Board in January 2014. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for this award over its three-year vesting period.

As of September 30, 2014, with the exception of Mr. Scott who retired from the Company in January 2014, each non-management director held 6,667 outstanding unvested restricted stock units. Mr. Scott did not hold any outstanding unvested restricted stock units at that date.

(4)	Amount represents the grant date fair value of $10.84 per share for the 8,333 stock options granted to Ms. Allen upon joining the Board in January 2014. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of the grant date fair value are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2014. The Company recognizes expense for this award over its vesting period.

As of September 30, 2014, each non-management director held the following number of outstanding vested and unvested stock options:

	Outstanding Stock Options
Name	Vested	Unvested
Barbara K. Allen	—	8,333
Brad S. Anderson	40,000	10,000
Michael R. Buchanan	26,000	10,000
Michael W. Hewatt	34,000	10,000
Bob G. Scott	1,000	—

(5)	Amount is the participant’s portion of the group health plan premium paid by the Company.

(6)	Ms. Allen joined the Board of Directors in January 2014.

(7)	Mr. Scott retired from the Board of Directors effective January 23, 2014.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the common stock of D.R. Horton as of December 1, 2014 by (i) each director, (ii) each named executive officer, and (iii) all directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(2)
Donald R. Horton†	28,606,583	(3)	7.81%
Barbara K. Allen	9,538		*
Brad S. Anderson	57,614		*
David V. Auld†	98,753		*
Michael R. Buchanan	32,666		*
Stacey H. Dwyer†	87,134		*
Michael W. Hewatt	40,666		*
Donald J. Tomnitz†	1,185,545		*
Bill W. Wheat†	156,325		*
All directors and executive officers as a group (8 persons)**	29,104,278	(4)	7.93%

*	Less than 1%.

**	Does not include shares held by Mr. Tomnitz or Ms. Dwyer who were not executive officers with the Company on December 1, 2014; however, it does include shares held by Michael J. Murray, an executive officer on December 1, 2014.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on or within 60 days after December 1, 2014: Mr. Horton: 1,100,000, Ms. Allen: 1,666, Mr. Anderson: 40,000, Mr. Auld 60,000, Mr. Buchanan: 26,000, Mr. Hewatt: 34,000, Mr. Tomnitz: 486,666, and Mr. Wheat: 116,000. The beneficial ownership also includes the following restricted stock units that vest on or within 60 days after December 1, 2014: Ms. Allen: 2,222, Mr. Anderson: 3,333, Mr. Buchanan: 3,333, and Mr. Hewatt: 3,333. For all directors and executive officers as a group, these options and restricted stock units represent an aggregate of 1,486,887 shares subject to the ** footnote above.

(2)	The percentages are calculated based on 365,309,077 issued and outstanding shares on December 1, 2014. For each person, separately, his or her percentage was calculated by including his or her options and restricted stock units set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,486,887 options and restricted stock units set forth in note (1) in both the numerator and denominator.

(3)	These shares do not include (i) 2,704,596 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, (ii) 2,667,137 shares directly owned by Douglas Reagan Horton, an adult son of Mr. Horton, (iii) 1,179,795 shares held by the Donald Ryan Horton Trust, (iv) 1,179,795 shares held by the Douglas Reagan Horton Trust, (v) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (vi) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton.

(4)	The total number of shares beneficially owned includes 5,133 shares of common stock owned by Michael J. Murray plus an additional 97,000 shares of common stock Mr. Murray could acquire by exercising stock options within 60 days after December 1, 2014.

Certain Other Beneficial Owners

Based on filings under the Exchange Act, available as of December 1, 2014, the only other known beneficial owners of more than 5% of D.R. Horton common stock outstanding were the following.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(5)
BlackRock, Inc.(1)	24,168,197	6.62%
40 East 52nd Street
New York, New York 10022

T. Rowe Price Associates, Inc.(2)	22,999,580	6.30%
100 E. Pratt Street
Baltimore, Maryland 21202

The Vanguard Group(3)	19,152,974	5.24%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

FMR LLC(4)	18,298,473	5.01%
245 Summer Street
Boston, Massachusetts 02210

(1)	Based solely upon information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 10, 2014, reflecting beneficial ownership as of December 31, 2013. According to this Schedule 13G/A, BlackRock, Inc. had sole voting power for 21,555,284 of these shares, no shared voting power, sole dispositive power for 24,168,197 of these shares and no shared dispositive power.

(2)	Based solely upon information contained in the most recently filed Schedule 13G/A of T. Rowe Price Associates, Inc. filed with the SEC on February 10, 2014, reflecting beneficial ownership as of December 31, 2013. According to this Schedule 13G/A, T. Rowe Price Associates, Inc. had sole voting power for 8,484,960 of these shares, no shared voting power, sole dispositive power for 22,999,580 of these shares and no shared dispositive power.

(3)	Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 12, 2014, reflecting beneficial ownership as of December 31, 2013. According to this Schedule 13G/A, The Vanguard Group had sole voting power for 471,602 of these shares, no shared voting power, sole dispositive power for 18,714,606 of these shares and shared dispositive power for 438,368 of these shares.

(4)	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR LLC, filed with the SEC on February 14, 2014, reflecting beneficial ownership as of December 31, 2013. According to this Schedule 13G/A, FMR LLC had sole voting power for 270,979 of these shares, no shared voting power, sole dispositive power for 18,298,473 of these shares and no shared dispositive power.

(5)	These percentages are calculated based on 365,309,077 issued and outstanding shares on December 1, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company, with an overall emphasis to maximize our long-term stockholder value. Our executive compensation program consists of several components, including base salaries, cash bonuses, performance awards, equity awards, deferred compensation plans and retirement benefits. This compensation discussion and analysis provides information regarding our compensation objectives; the relationship between the components of our compensation program and our objectives; and factors considered by the Compensation Committee in establishing compensation levels for our named executive officers. Our named executive officers for fiscal 2014 are:

•	Donald R. Horton, Chairman of the Board;

•	Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer (retired September 30, 2014);

•	David V. Auld, Executive Vice President and Chief Operating Officer (promoted to President and Chief Executive Officer effective October 1, 2014, our fiscal 2015);

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer; and

•	Stacey H. Dwyer, Executive Vice President and Treasurer (resigned in February 2014).

In addition, Michael J. Murray was promoted to Executive Vice President and Chief Operating Officer effective October 1, 2014, and is expected to be a named executive officer for fiscal 2015.

Executive Summary – Key Operating and Financial Results

The homebuilding business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth key operating and financial results of the Company for fiscal years 2014, 2013 and 2012. For the 13th consecutive fiscal year, we closed more homes than any other homebuilder in the United States. Our profits increased significantly in fiscal 2014 compared to fiscal 2013 and 2012, and we believe our business is well-positioned for the future, based on our land and finished lot position, our inventory of available homes, our strong balance sheet and liquidity position and our broad geographic operating base. The fiscal 2014 compensation received by our executives reflects their contribution to the Company’s improved financial and operating metrics.

Key results in fiscal years 2014, 2013 and 2012:

	As of and for the Fiscal Year Ended September 30,
Key Result	2014	2013	2012
Homes Closed	28,670	24,155	18,890
Revenues	$8.0 billion	$6.3 billion	$4.4 billion
Pre-Tax Income	$814.2 million	$657.8 million	$242.9 million
Pre-Tax Income as % of Revenues	10.1%	10.5%	5.6%
SG&A Expense as % of Revenues	12.0%	12.2%	14.1%
Total Equity	$5.1 billion	$4.1 billion	$3.6 billion
Total Equity per Share	$14.04	$12.58	$11.20
Common Stock Price	$20.52	$19.43	$20.63

Our recent operating and financial performance reflects the improvement in demand for new homes in most of our markets and our efforts over several years to prepare our business for an improvement in conditions in the homebuilding industry. Over the last three fiscal years our operating performance has significantly improved.

Key operating and financial results for fiscal 2014, as compared to fiscal 2012 were as follows:

•	Homes closed increased 52% to 28,670 homes in fiscal 2014 compared to 18,890 homes in fiscal 2012;

•	Revenues increased 84% to $8.0 billion in fiscal 2014 compared to $4.4 billion in fiscal 2012;

•	Pre-tax income increased 235% to $814.2 million in fiscal 2014 from $242.9 million in fiscal 2012;

•	Pre-tax income as a percentage of revenues improved to 10.1% in fiscal 2014 from 5.6% in fiscal 2012;

•	SG&A expense as a percentage of revenues improved to 12.0% in fiscal 2014 from 14.1% in fiscal 2012;

•	Total equity increased 42% to $5.1 billion at September 30, 2014 compared to $3.6 billion at September 30, 2012;

•

Total equity per share (total equity divided by the number of common shares outstanding at the end of each fiscal year) increased 25% to $14.04 per share at September 30, 2014 from $11.20 per share at September 30, 2012; and

•	The Company’s common stock price decreased by 0.5% to $20.52 at September 30, 2014 from $20.63 at September 30, 2012.

The improvement in our operating and financial results over the last three fiscal years reflects improved housing demand and our ability to invest capital to expand and improve the profitability of our operations, manage our inventory levels efficiently and control construction, SG&A and interest costs.

Advisory Vote and Process for Determining Compensation

2014 Advisory Vote on Executive Compensation

At our last Annual Meeting of Stockholders held on January 23, 2014, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders. Of the votes represented at the meeting, approximately 94.85% were voted in favor of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2014 advisory vote and did not make any changes to our executive compensation program and policies as a result of the vote.

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance and approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs, which include awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance-based. Our equity and compensation plans are discussed under the heading “Incentive Bonus Plans – Approved by Stockholders” on page 38. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 17 and are more fully set forth in the Compensation Committee Charter, which is available on our website under the Investor Relations and Corporate Governance links.

Compensation Committee Risk Oversight

The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. The

Compensation Committee’s risk oversight is discussed in more detail under the heading “Board’s Role in Risk Oversight – Compensation Risk Oversight” on page 14.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding these executive officers. The Compensation Committee considers these recommendations when making its recommendation to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our CEO, but not for himself.

Review of Compensation

We review the compensation of our executive officers on a regular basis. With respect to fiscal 2014 executive compensation, the Compensation Committee formally met in November and December of 2013, and in January, March, April, August, November and December of 2014 to review and discuss compensation matters. In addition, the Compensation Committee has discussions with management during the year regarding these matters. To assist the Compensation Committee, the Company engages the services of Equilar, a leading third-party provider of financial and executive compensation data. Utilizing the data provided by Equilar, the committee reviews the compensation of executives of publicly-traded companies, including our peer group and other public companies within a range of our market capitalization and industrial classification code. The scope of Equilar’s services was limited to providing access to its database to the Compensation Committee and discussing database issues with the Compensation Committee. Equilar did not advise the Compensation Committee on its executive compensation programs or decisions. The Compensation Committee does not otherwise engage any other compensation consultant to advise it on executive compensation matters.

The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping the Company achieve its business objectives when housing market conditions change. Accordingly, we exercise judgment in determining the mix of compensation to be in line with our business objectives and to be appropriate for the executive under review in view of his or her industry expertise and role at the Company.

Fiscal 2014 – Outline of Executive Compensation Actions

For fiscal 2014, the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail under the referenced headings in this “Compensation Discussion and Analysis” section.

Base Salaries – The Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 26.

Short-Term Incentive Bonuses – The Compensation Committee set and paid annual short-term incentive bonuses for Mr. Horton, Mr. Tomnitz and Mr. Auld based on semi-annual pre-tax income. For fiscal 2014, Mr. Horton and Mr. Tomnitz were eligible to earn annual short-term incentive bonuses up to a maximum 0.6% of pre-tax income, which resulted in $2,349,338 paid to each of them for the semi-annual period ended March 31, 2014 and $2,535,772 paid to each of them for the semi-annual period ended September 30, 2014, for a total annual cash bonus of $4,885,110 paid to each of them for fiscal 2014. For fiscal 2014, Mr. Auld was eligible to earn annual short-term incentive bonuses up to a maximum 0.25% of pre-tax income, which resulted in $978,891 paid to him for the semi-annual period ended March 31, 2014 and $1,056,572 paid to him for the semi-annual period ended September 30, 2014, for a total annual cash bonus of $2,035,463 paid to him for fiscal 2014. Mr. Wheat was paid semi-annual cash discretionary bonuses for the semi-annual periods ended March 31, 2014 and September 30, 2014 in the amounts of $175,000 and $425,000 (of which $100,000 was paid in shares of common stock), respectively. See the headings “2014 Fiscal Year – Annual Incentive Bonus Opportunity” on page 27 and “2014 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

Long-Term 2014 Performance Restricted Stock Units (RSUs) – Based on the three-year performance period from October 1, 2011 to September 30, 2014, in November 2014, Mr. Horton and Mr. Tomnitz earned 325,000 shares (162.5% of target) and 243,750 shares (162.5% of target) of common stock, respectively, based on achieving certain performance goals of the 2014 Performance RSUs. For additional information on the 2014 Performance RSUs, see the heading “2014 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2014” on page 30.

Long-Term 2017 Performance Restricted Stock Units (RSUs) – In November 2014, the Compensation Committee granted to Mr. Horton, Mr. Auld and Mr. Murray performance RSUs that may vest based on performance of four goals over the three-year performance period beginning October 1, 2014 and ending September 30, 2017. Mr. Horton was awarded 200,000 Performance RSUs, Mr. Auld was awarded 60,000 Performance RSUs and Mr. Murray was awarded 30,000 Performance RSUs. Mr. Wheat was awarded 30,000 time-based RSUs that vest annually in equal installments over a three-year period with vesting dates on November 5, 2015, 2016 and 2017. See the heading “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units and Restricted Stock – Potential Vesting at September 30, 2017” on page 38.

Long-Term Stock Options – The Compensation Committee approved and granted stock options to our executive officers in fiscal 2014. See the heading “2014 Fiscal Year – Award of Stock Options” on page 37.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable short and long-term individual performance as well as the Company’s overall performance; and

•	implement a compensation plan that aligns our executives’ interests with those of our stockholders with the goal of maximizing long-term stockholder value.

As a leading national homebuilding company, we employ key executives who have delivered strong results in a competitive and challenging homebuilding market. Because of the performance over the past several years of our key executives, they may encounter other professional opportunities due to the extensive experience gained during their employment with us. As a result, we must provide competitive compensation packages to retain our executives. We believe our stockholders’ interests are well-served when we can motivate and retain our key executives so they can use their national homebuilding expertise with us rather than with one of our competitors.

Our key executives have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of experience to be very valuable due to the cyclical nature of the homebuilding industry. We believe that to maintain our position as a leader in the homebuilding industry, the Company must provide executive compensation programs that continually motivate and are effective in retaining our executives.

With the goal of maximizing long-term stockholder value, we believe it is important to have a significant portion of our executive’s overall compensation tied to obtaining both short and long-term goals and performance. In addition to the financial performance of the Company, we also considered other subjective matters when reviewing an executive’s value. These include factors such as the number of years with the Company, significance of job function, ability to analyze and make effective decisions on significant business and financial objectives, and the ability to work as an important member of the executive management team and be a leader for our employees. By placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance. Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. Based on the Compensation Committee’s continual review of market trends occurring in our industry, we believe our cash and equity compensation programs are effective in allowing us to motivate and retain our executives.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data from our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to the Company. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2014, the peer group compensation data was compiled by the Compensation Committee Chairman and the Company’s legal counsel using information from Equilar’s database and from the data in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include our Company and each company in our peer group in the rankings and computations. Our peer group could change from year to year based on the discretion of the Compensation Committee. Our Compensation Committee considers factors such as market capitalization, competition in our markets and mergers and consolidations when determining our peer group. For fiscal 2014, our peer group, which remained unchanged from fiscal 2013, consisted of the following publicly-traded homebuilding companies, which had market capitalizations ranging from approximately $430 million to $7.9 billion on October 1, 2014. Our market capitalization on that date was $7.4 billion. We plan to use the same peer group for fiscal 2015.

Peer Group
Beazer Homes USA	Meritage Homes
Hovnanian Enterprises	NVR
KB Home	PulteGroup
Lennar	The Ryland Group
M.D.C. Holdings	Toll Brothers

Components of Compensation

Base Salaries – Named Executive Officers

Base salaries for our executive officers provide a fixed or base level of compensation. When setting base salaries for our executives, we considered the following factors:

•	level of experience, responsibility and tenure;

•	amount of assets and national scope of the Company’s operations;

•	ability to contribute to achieving operating objectives;

•	amount of fixed cash compensation to retain the executive’s services;

•	average and median base salaries of comparable executives in our peer group; and

•	recommendations of our Chairman and our CEO, other than for themselves.

Base salaries for our named executive officers for fiscal 2013, 2014, and 2015 are set forth in the following table:

	Base Salary
Name	2013	2014	2015
Donald R. Horton	$1,000,000	$1,000,000	$1,000,000
Donald J. Tomnitz	$900,000	$900,000	—
David V. Auld	—	$500,000	$700,000
Bill W. Wheat	$500,000	$500,000	$500,000
Michael J. Murray	—	—	$500,000
Stacey H. Dwyer	$350,000	$350,000	—

The base salary of the chief executive officer of each company in our peer group, including our company, ranged from $900,000 to $1,200,000 with an average of $1,010,010 and a median of $1,000,000, based on data contained in the most recently filed proxy statements of our peer group. For fiscal 2013, with respect to our Chairman and CEO, their salaries are comparable to the base salaries of comparable officers in our peer group and the base salaries of these executives reflect their significant experience in the real estate and homebuilding industry and their tenure with the Company. Mr. Tomnitz retired from the Company on September 30, 2014; therefore, no salary is listed for him for fiscal 2015.

The base salary for Mr. Auld increased for fiscal 2015 to $700,000 due to his promotion to President and Chief Executive Officer in October 2014. Based on his recent promotion to the CEO position, Mr. Auld’s base salary was at the lower end of the CEO base salaries in our peer group, but we believe his fiscal 2015 salary is at a competitive level of fixed compensation to incent and retain his services as our CEO.

The base salary for Mr. Wheat was unchanged for fiscal years 2013, 2014 and 2015 as set forth in the Base Salary table above. The Compensation Committee noted that the fiscal 2013 base salaries of the chief financial officers of the companies in our peer group, including our company, ranged from $331,489 to $780,769 with an average of $564,372 and a median of $570,833 based on data from Equilar and data contained in the most recently filed proxy statements of our peer group. Based on a review of this data, Mr. Wheat’s salary is comparable to the base salaries of other chief financial officers in our peer group, as publicly disclosed. Ms. Dwyer resigned from the Company in February 2014; therefore, no salary is listed for her for fiscal 2015. Mr. Murray was promoted to an executive officer in October 2014, and his base salary was set at $500,000.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed under the heading “Base Salaries – Named Executive Officers,” did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2014 Fiscal Year – Annual Incentive Bonus Opportunity

Chairman, Chief Executive Officer and Chief Operating Officer.     In furtherance of our compensation philosophy to award incentive bonuses based on performance, during fiscal 2014, Mr. Horton, Mr. Tomnitz and Mr. Auld each had the opportunity to earn a performance bonus based on the amount of pre-tax income earned by the Company during fiscal 2014.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

For fiscal 2014, we believed that Mr. Horton and Mr. Tomnitz should be equally incentivized to generate positive pre-tax income. Mr. Auld was also incentivized to generate positive pre-tax income, but at a lower percentage rate due to his recent promotion to chief operating officer position effective October 1, 2013. The pre-tax income performance goal is intended to focus our executives on improving important components of pre-tax income, namely, home closings revenue and controlling our cost of sales and selling, general and administrative (“SG&A”) expenses.

The maximum percentage of pre-tax income that could be earned under the annual incentive bonus opportunity was as follows:

		Maximum Bonus Potential
Name	Fiscal 2014 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.6%	0.6%
Donald J. Tomnitz	Pre-Tax Income	0.6%	0.6%
David V. Auld	Pre-Tax Income	0.25%	0.25%

The 1st Semi-Annual Period related to the six months ended March 31, 2014 (first and second quarters of fiscal 2014) and the 2nd Semi-Annual Period related to the six months ended September 30, 2014 (third and fourth quarters of fiscal 2014). The hurdle or threshold for achieving an annual incentive bonus was the attainment of positive pre-tax income. If no positive pre-tax income was attained, then no bonus would be paid under the annual incentive bonus opportunity.

At the beginning of fiscal 2014, the Compensation Committee made the subjective determination to select 0.6% of pre-tax income for Mr. Horton and Mr. Tomnitz and 0.25% for Mr. Auld as the maximum bonus under this performance goal based on its determination that if the maximum bonus was paid, the amount would be reasonable in relation to the goal achieved and reasonable in relation to the Company’s goal of containing overall SG&A expense.

The percentage chosen for the annual incentive bonus opportunity is not based on any formulaic methodology. For fiscal 2014, the Compensation Committee believed that by using a percentage maximum of pre-tax income, we would incent our Chairman, CEO and COO to achieve positive pre-tax income and maintain competitive levels of revenues, cost of sales, SG&A and interest expense, all of which align their interests with those of our stockholders. By using pre-tax income as a performance goal in fiscal 2014, we balanced the mix of short-term performance period compensation with the long-term performance period compensation from the 2014 Performance RSUs which vested over a three-year performance period ended September 30, 2014. Because the selection of 0.6% and 0.25% as the maximum percentage was a subjective determination, and not one based on any formulaic method or benchmark other than as described in this paragraph, the Compensation Committee maintained the right to use its discretion in adjusting downward the amount to be paid after the end of fiscal 2014.

2014 Fiscal Year – Annual Incentive Bonus Results and Payout

Chairman and Chief Executive Officer.    The table below sets forth the Company’s pre-tax income and the pre-tax income bonus paid for fiscal 2014 to each Mr. Horton and Mr. Tomnitz:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	Amount of PTI	Bonus Paid

1st Semi-Annual Period Ended March 31, 2014	0.6%	$391,556,275	$2,349,338

2nd Semi-Annual Period Ended September 30, 2014	0.6%	$422,628,790	$2,535,772

Annual Amount	0.6%	$814,185,065	$4,885,110

Chief Operating Officer.    The table below sets forth the Company’s pre-tax income and the pre-tax income bonus paid for fiscal 2014 to Mr. Auld:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	Amount of PTI	Bonus Paid

1st Semi-Annual Period Ended March 31, 2014	0.25%	$391,556,275	$978,891

2nd Semi-Annual Period Ended September 30, 2014	0.25%	$422,628,790	$1,056,572

Annual Amount	0.25%	$814,185,065	$2,035,463

2014 Fiscal Year – Annual Discretionary Bonus

Other Named Executive Officer – Chief Financial Officer.    For fiscal 2014, Mr. Wheat was awarded a discretionary bonus of $600,000, of which $100,000 was paid in shares of common stock of the Company and the remaining $500,000 was paid in cash. The Board of Directors approves a discretionary bonus for Mr. Wheat semi-annually. For fiscal 2014, two semi-annual performance periods were used. For the first semi-annual period ended March 31, 2014, Mr. Wheat received a $175,000 bonus paid in cash, and for the second semi-annual period ended September 30, 2014, he received a $425,000 bonus for a total of $600,000 for fiscal 2014. Mr. Wheat’s fiscal 2014 discretionary bonus of $600,000 reflected a $100,000 increase from the bonus he received in fiscal 2013.

The increase to Mr. Wheat’s bonus was discretionary, but factors considered included the performance by the Company in fiscal 2014, including higher pre-tax income in fiscal 2014 compared to fiscal 2013, and the individual performance of Mr. Wheat in his areas of responsibility. The process of awarding a discretionary bonus to Mr. Wheat includes review and consideration by our Chairman and CEO. Our Chairman then makes a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. The discretionary bonus was not based on specific quantitative formulas, percentages or numerical weightings, but rather was related to subjective evaluations of the Company’s level of profitability relative to the prior year, job performance, and the level of retention risk related to the Company’s ability to continue to employ Mr. Wheat as Chief Financial Officer. The amount of discretionary bonus awarded to Mr. Wheat was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies, although the Compensation Committee does review peer group information for chief financial officers.

Mr. Wheat’s responsibilities within the Company were considered when determining the amount of his discretionary bonus. As an Executive Vice President, Mr. Wheat works closely with our Chairman, CEO and COO in setting operational strategies for our homebuilding and financial services operations, communicating and implementing such strategies across the Company, analyzing and monitoring the Company’s performance and reviewing and approving investments in land and lots. These operational strategies include our homebuilding and financial services business plans and incentive compensation, land and lot investment criteria, level of homes in inventory, expense levels, capital structure and liquidity goals, among others. Mr. Wheat also provides executive management direction and oversight to the financial services operations, and he also serves as a director on the boards of the Company’s mortgage and insurance subsidiaries.

Mr. Wheat has direct responsibility for the Company’s financial reporting process, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Mr. Wheat is also directly responsible for providing executive management oversight to the Company’s accounting, management reporting, internal audit, finance, treasury and tax functions. Mr. Wheat is also directly involved in the Company’s investor relations process, including interactions with investors in the Company’s equity and debt securities and industry research analysts. He also assists in the executive management oversight of the Company’s information technology, human resources, public communications, marketing and corporate purchasing functions.

Other Named Executive Officer – Executive Vice President and Treasurer.    In February 2014, Stacey H. Dwyer, an Executive Vice President and Treasurer resigned from the Company. In prior years, Ms. Dwyer was awarded discretionary bonuses for the semi-annual periods ended March 31st and September 30th. Because Ms. Dwyer resigned in February 2014, before the end of the first semi-annual period ended, she was not awarded a discretionary bonus in fiscal 2014. More information regarding Ms. Dwyer’s fiscal 2014 compensation is discussed under the heading “Summary Compensation Table” on page 42.

2015 Fiscal Year – Annual Incentive Bonus Opportunity

Chairman, Chief Executive Officer and Chief Operating Officer.    The Compensation Committee has decided to continue the short-term annual incentive bonus opportunity based on pre-tax income for Mr. Horton and Mr. Auld in fiscal 2015. In addition, Mr. Murray will participate in this annual incentive bonus opportunity in fiscal 2015 as he was promoted to COO effective October 1, 2014.

		Maximum Bonus Potential
Name	Fiscal 2015 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.6%	0.6%
David V. Auld	Pre-Tax Income	0.35%	0.35%
Michael J. Murray	Pre-Tax Income	0.1%	0.1%

2014 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2014

Chairman and Chief Executive Officer.    In November 2014, Mr. Horton was awarded 325,000 shares of common stock based on a 200,000 target number of performance restricted stock units and Mr. Tomnitz was awarded 243,750 shares of common stock based on a 150,000 target number of performance restricted stock units (“2014 Performance RSUs”) granted in November 2011. The performance period for the 2014 Performance RSUs was the three-year period of October 1, 2011 to September 30, 2014 (the “2014 Performance Period”) and the 2014 Performance RSUs vested based on the following four performance goals (“Performance Goals”):

Performance Goal	Performance Comparison	Weighting to Total Award
Relative TSR	S&P 500 Index TSR	25%
Relative ROI	Peer Group	25%
Relative SG&A	Peer Group	25%
Relative GP	Peer Group	25%

TSR:	means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2014 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is consolidated pre-tax income or loss divided by average total assets, over the 2014 Performance Period.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues, over the 2014 Performance Period.

GP:	means “gross profit” defined as homebuilding revenues minus homebuilding cost of sales, including inventory and land option charges, divided by homebuilding revenues, over the 2014 Performance Period.

The following table sets forth the potential performance adjustments that may be made to the 2014 Performance RSUs based on the final performance rankings of the peer group and us.

2014 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald R. Horton

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	5,000
8 Percentage Points		10,000
7 Percentage Points		15,000
6 Percentage Points		20,000
5 Percentage Points		25,000
4 Percentage Points		30,000
3 Percentage Points		35,000
2 Percentage Points		40,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	. . . . Target	50,000(1)
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	25,000
9th Place		50,000
8th Place		75,000
7th Place		100,000
6th Place		125,000
5th Place	. . . . Target	150,000(2)
4th Place		187,500
3rd Place		225,000
2nd Place		262,500
1st Place	Maximum	300,000

(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the target.

2014 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald J. Tomnitz

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	3,750
8 Percentage Points		7,500
7 Percentage Points		11,250
6 Percentage Points		15,000
5 Percentage Points		18,750
4 Percentage Points		22,500
3 Percentage Points		26,250
2 Percentage Points		30,000
1 Percentage Point		33,750
Equal to S&P 500 Index TSR	. . . Target	37,500(1)
Percentage Points Above Index:
1 Percentage Point		41,250
2 Percentage Points		45,000
3 Percentage Points		48,750
4 Percentage Points		52,500
5 Percentage Points		56,250
6 Percentage Points		60,000
7 Percentage Points		63,750
8 Percentage Points		67,500
9 Percentage Points		71,250
10 Percentage Points	Maximum	75,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	18,750
9th Place		37,500
8th Place		56,250
7th Place		75,000
6th Place		93,750
5th Place	. . . . Target	112,500(2)
4th Place		140,625
3rd Place		168,750
2nd Place		196,875
1st Place	Maximum	225,000

(1)	Target number listed is 25% of the total target number of 150,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 150,000 and other numbers are 75% of the other possible performance adjustments from the target.

As set forth in the rankings tables above, the target number of 2014 Performance RSUs could have been increased to a maximum of 400,000 for Mr. Horton and 300,000 for Mr. Tomnitz upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton and Mr. Tomnitz upon minimum achievement of each of the four Performance Goals. Performance and percentages that fell between the target and maximum, and the target and minimum were ranked using linear interpolation as set forth in the tables above. For the 2014 Performance RSUs, the Company’s peer group consisted of the ten publicly-traded homebuilding companies listed on page 26. Each 2014 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2014 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2014 Performance RSUs with respect to the TSR Performance Goal was determined after the 2014 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2014 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2014 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. If any portion of the 2014 Performance RSUs did not vest due to inadequate relative performance, that portion would have been forfeited.

The hurdle or threshold for earning or vesting in 2014 Performance RSUs with respect to the TSR goal was to perform no worse than ten percentage points below the S&P 500 Index because in that event no bonus on that goal would be earned. The hurdle or threshold for earning or vesting in the 2014 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned.

The following tables set forth the final peer group rankings based on TSR, ROI, SG&A and GP for the peer group and us with respect to the 2014 Performance RSUs:

2014 Performance RSUs

Final Peer Group Rankings

	Relative Total Shareholder Return
Company / Index Name	Base Period 9/30/2011	Year Ended 9/30/2014
D.R. Horton, Inc.	100	232.8*
S&P 500 Index	100	186.1

*	Final performance goal ranking attained by the Company on the TSR performance goal was more than 10 points above the S&P 500 Index at September 30, 2014 as reflected in the table above.

	ROI, SG&A and GP Rankings
Performance Goal	11th Place	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place		4th Place	3rd Place	2nd Place		1st Place
Relative ROI	-11.90%	-11.52%	1.27%	11.10%	11.19%	14.50%	14.94%		18.37%	19.93%	22.06%	*	45.31%
Relative SG&A	22.24%	15.22%	14.78%	14.60%	14.33%	13.64%	13.36%		13.05%	12.88%	12.59%	*	9.53%
Relative GP	14.46%	15.44%	16.22%	16.77%	17.54%	19.06%	19.62%	*	19.86%	20.32%	20.53%		24.03%

*	Final performance goal ranking attained by the Company: 2nd place on ROI and SG&A and 5th place on GP.

2014 Performance RSUs

Final Results – Earned and Paid

Donald R. Horton

Target Number of RSUs Awarded	Final Company Performance Rankings	Number of RSUs Earned	Closing Stock Price at 9/30/2014	Value of RSUs Earned at 9/30/2014	Final Payout in Common Stock
50,000 Units	TSR = 10 Points Above	100,000 Units	$20.52	$2,052,000	100,000 Shares
50,000 Units	ROI = 2nd Place	87,500 Units	$20.52	$1,795,500	87,500 Shares
50,000 Units	SG&A = 2nd Place	87,500 Units	$20.52	$1,795,500	87,500 Shares
50,000 Units	GP = 5th Place	50,000 Units	$20.52	$1,026,000	50,000 Shares

200,000 Units		325,000 Units	$20.52	$6,669,000	325,000 Shares

Donald J. Tomnitz

Target Number of RSUs Awarded	Final Company Performance Rankings	Number of RSUs Earned	Closing Stock Price at 9/30/2014	Value of RSUs Earned at 9/30/2014	Final Payout in Common Stock
37,500 Units	TSR = 10 Points Above	75,000 Units	$20.52	$1,539,000	75,000 Shares
37,500 Units	ROI = 2nd Place	65,625 Units	$20.52	$1,346,625	65,625 Shares
37,500 Units	SG&A = 2nd Place	65,625 Units	$20.52	$1,346,625	65,625 Shares
37,500 Units	GP = 5th Place	37,500 Units	$20.52	$ 769,500	37,500 Shares

150,000 Units		243,750 Units	$20.52	$5,001,750	243,750 Shares

The final payout was based on the 36-month performance period ending September 30, 2014.

The only normalization adjustment made to the final peer group rankings was to include the results of discontinued operations for two peer group members in calculating ROI, SG&A and GP so that all peer group members and the Company were treated consistently. This normalization adjustment did not change the Company’s final ranking on the ROI, SG&A or GP goals.

After reviewing the above final performance goal rankings for the 2014 Performance RSUs, the Compensation Committee approved the issuance of 325,000 shares and 243,750 shares of common stock to Mr. Horton and Mr. Tomnitz, respectively.

2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016

Chairman and Chief Executive Officer. Under our long-term incentive program, our Chairman and our CEO have the opportunity to earn incentive awards based on performance over a period longer than one year. By awarding a portion of compensation over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2014, the Compensation Committee awarded performance restricted stock units (the “2016 Performance RSUs”) to Mr. Horton and Mr. Tomnitz as follows:

Name	Target Number of 2016 Performance RSUs
Donald R. Horton	200,000
Donald J. Tomnitz	150,000

The 2016 Performance RSUs, based on four performance goals of total shareholder return, return on investment, selling, general and administrative expense, and gross profit (“TSR”, “ROI”, “SG&A”, and “GP”), will vest, if at all, after the completion of the performance period, which is the three-year period of October 1, 2013 through September 30, 2016 (the “2016 Performance Period”), and based on final performance rankings. The four performance goals, weightings and performance goal definitions for the 2016 Performance RSUs are similar to those set forth on page 30 and discussed below in the tables and discussion on pages 35 and 36.

The Compensation Committee chose the TSR performance goal because TSR takes into account changes in our stock price plus dividends paid during the 2015 Performance Period compared to the S&P 500 Index’s TSR. By comparing our TSR to the S&P 500 Index’s TSR, we have a goal that incents our executives to achieve a return to our stockholders that is better than the return achieved by a broad-based index of companies. We believe the three performance goals of ROI, SG&A and GP are important internal operating metrics. ROI incents our executives to achieve operating profitability relative to our total assets which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses. GP incents our executives to maximize our sales prices and control sales incentives and costs of sales, which are composed of the costs of land, labor, materials and products used in building our homes.

In fiscal 2014, when determining the target number of 2016 Performance RSUs, the Compensation Committee reviewed the estimated annual compensation expense in relation to the Company’s estimated annual revenue. The Compensation Committee chose to further incent these officers by potentially increasing the target up to the maximum, as set forth in the tables on pages 35 and 36, in the event that maximum performance is achieved on the four Performance Goals. The Compensation Committee subjectively chose the maximum of two times the target amount to further incent performance toward the top performance in the homebuilding industry. When the 2016 Performance RSUs were awarded, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark. The Compensation Committee also retained the discretion to reduce the 2016 Performance RSUs prior to paying any amount under this award.

The target number of the 2016 Performance RSUs may be increased or decreased based on relative performance over the three-year 2016 Performance Period as set forth in the following tables.

2016 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald R. Horton

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	5,000
8 Percentage Points		10,000
7 Percentage Points		15,000
6 Percentage Points		20,000
5 Percentage Points		25,000
4 Percentage Points		30,000
3 Percentage Points		35,000
2 Percentage Points		40,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	. . . . Target	50,000(1)
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	25,000
9th Place		50,000
8th Place		75,000
7th Place		100,000
6th Place		125,000
5th Place	. . . . Target	150,000(2)
4th Place		187,500
3rd Place		225,000
2nd Place		262,500
1st Place	Maximum	300,000

(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the target.

2016 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald J. Tomnitz

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	3,750
8 Percentage Points		7,500
7 Percentage Points		11,250
6 Percentage Points		15,000
5 Percentage Points		18,750
4 Percentage Points		22,500
3 Percentage Points		26,250
2 Percentage Points		30,000
1 Percentage Point		33,750
Equal to S&P 500 Index TSR	. . . .Target	37,500	(1)
Percentage Points Above Index:
1 Percentage Point		41,250
2 Percentage Points		45,000
3 Percentage Points		48,750
4 Percentage Points		52,500
5 Percentage Points		56,250
6 Percentage Points		60,000
7 Percentage Points		63,750
8 Percentage Points		67,500
9 Percentage Points		71,250
10 Percentage Points	Maximum	75,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	18,750
9th Place		37,500
8th Place		56,250
7th Place		75,000
6th Place		93,750
5th Place	. . . .Target	112,500	(2)
4th Place		140,625
3rd Place		168,750
2nd Place		196,875
1st Place	Maximum	225,000

(1)	Target number listed is 25% of the total target number of 150,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 150,000 and other numbers are 75% of the other possible performance adjustments from the target.

As set forth in the rankings tables above, the target number of 2016 Performance RSUs may be increased to a maximum of 400,000 for Mr. Horton and 300,000 for Mr. Tomnitz upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton and Mr. Tomnitz upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the target and maximum and the target and minimum will be ranked using linear interpolation as set forth in the tables above. For the 2016 Performance RSUs, the Company’s peer group consists of the ten publicly-traded homebuilding companies listed on page 26. Each 2016 Performance RSU represents the contingent right to receive one share of common stock if vesting is satisfied although final payout may be in common stock, cash or a combination of both. The 2016 Performance RSUs have no rights to dividends or voting.

Vesting of the 2016 Performance RSUs with respect to the TSR Performance Goal will be determined after the 2016 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2016 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals will be determined after the 2016 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that do not vest due to inadequate relative performance will be forfeited.

The hurdle or threshold for earning 2016 Performance RSUs with respect to the TSR goal is to perform no worse than ten percentage points below the S&P 500 Index because in that event no bonus on that goal would be earned. The hurdle or threshold for earning 2016 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned. Additional information on the grant date fair value of the 2016 Performance RSUs is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of 2016 Performance RSUs based on consideration that if the target or maximum amount were paid and the Company’s stock price is at its current level, total compensation to our executive officers would remain within the range of estimated total compensation paid to similar executives in the Company’s peer group over the 2016 Performance Period and achieve the Company’s goal of maintaining reasonable compensation expense. However, we cannot guarantee this result as it involves future compensation practices of our peer group and the future price of our common stock. The Compensation Committee further believed in the importance of setting a maximum that is significantly higher than the target to incentivize performance. If the maximum level for the performance goals was achieved the Company would be in a stronger competitive position than its peers and could create more value for our stockholders.

The terms of the 2015 RSUs and the 2016 RSUs provide for monthly pro-rata vesting in the event the recipient resigns or retires during the three-year performance period. For example, Mr. Tomnitz worked 24 months out of the 36 month performance period for the 2015 RSUs (performance period ending September 30, 2015) and he worked 12 months out of the 36 month performance period for the 2016 RSUs (performance period ending September 30, 2016). As a result, after the three-year performance period has been completed and final performance rankings are determined on each of the 2015 RSUs and the 2016 RSUs, Mr. Tomnitz may be awarded two-thirds of the performance payout on the 2015 RSUs and one-third of the performance payout on the 2016 RSUs. The results and final award will not be determined until November 2015 for the 2015 RSUs and November 2016 for the 2016 RSUs.

2014 Fiscal Year – Award of Stock Options

Chairman and Chief Executive Officer.    Mr. Horton and Mr. Tomnitz were awarded 150,000 and 33,333 stock options, respectively, on March 6, 2014 by the Compensation Committee. These stock options vest in installments of one-third per year over three years on each grant date anniversary of March 6th and have a ten-year term. These stock options have an exercise price per share of $23.86, the closing price of our common stock on the NYSE on March 6, 2014, the date of approval and grant. In determining the number of stock options to award, the Compensation Committee made a subjective determination based on each of the factors listed on page 39 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the grant date fair value of the stock options, the amount of stock option expense, and the number of stock options outstanding for both Mr. Horton and Mr. Tomnitz as a result of the new option grant, without giving any weight or formulaic effect to such factors. In addition, the Compensation Committee set the vesting term at three years based on certain factors which include the tenure and role of each executive with the Company, the age of each executive, the retention value of stock options based on a three-year vesting schedule and the lack of employment agreement between each executive and the Company. The terms of the stock option agreement provide that if the recipient reaches the age of 65 and retires from the Company, all unvested stock options become vested. Additional information on the annual compensation expense and grant date fair value of these stock options is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44 of this Proxy Statement.

Other Named Executive Officers – Chief Operating Officer and Chief Financial Officer.    Mr. Auld and Mr. Wheat were each awarded 60,000 stock options on March 6, 2014 by the Compensation Committee for the same reasons discussed above. These stock options vest in 20% installments over five years of the grant date anniversary of March 6th and have a ten-year term. These stock options have an exercise price per share of $23.86, the closing price of our common stock on the NYSE on March 6, 2014, the date of approval and grant. In determining the number of stock options to award, the Compensation Committee made a subjective determination based on the factors listed on page 39 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the grant date fair value of the stock options, the amount of stock option expense, and the number of stock options outstanding as a result of the new option grant, without giving any weight or formulaic effect to such factors. In addition, the Compensation Committee set the vesting term at five years based on certain factors which include the tenure and role of each executive with the Company, the retention value of stock options based on a five-year vesting schedule and the lack of employment agreement between each executive and the Company. Additional information on the annual compensation expense and grant date fair value of these stock options is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44 of this Proxy Statement.

2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017

Chairman, Chief Executive Officer and Chief Operating Officer.    In November 2014, our fiscal 2015, the Compensation Committee approved and awarded the 2017 Performance Restricted Stock Units (“2017 Performance RSUs”) to Mr. Horton, Mr. Auld and Mr. Murray as follows:

Name	Target Number of 2017 Performance RSUs
Donald R. Horton	200,000
David V. Auld	60,000
Michael J. Murray	30,000

The 2017 Performance RSUs will vest, if at all, after the completion of the three-year performance period, which is the period of October 1, 2014 through September 30, 2017, and based on final performance rankings and operate in a similar manner to the 2016 Performance RSUs awarded in fiscal 2014, as discussed in the section “2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016” on page 34.

Chief Financial Officer.    During the first quarter of fiscal 2015, the Compensation Committee approved and awarded the 2017 Restricted Stock Units (“Time Vesting RSUs”) to Mr. Wheat as follows:

Name	Number of 2017 Time Vesting RSUs
Bill W. Wheat	30,000

The 2017 Time Vesting RSUs relate to a three-year period beginning on November 5, 2014 and ending on November 5, 2017. Ten thousand of the Time Vesting RSUs will vest at November 5, 2015, November 5, 2016 and November 5, 2017.

Incentive Bonus Plans – Approved by Stockholders

We believe that performance-based bonuses should continue to represent a significant portion of the compensation of our Chairman, CEO and COO. We seek to structure our performance-based awards in a manner that may permit such awards to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual bonus performance plan, (ii) a long-term (more than one year) bonus performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have previously approved the following incentive plans:

•	D.R. Horton 2000 Incentive Bonus Plan – our primary short-term or annual bonus plan.

•	D.R. Horton 2006 Stock Incentive Plan – our primary short and long-term equity plan.

The amended and restated 2000 Incentive Bonus Plan and the amended and restated 2006 Stock Incentive Plan were approved by our stockholders most recently on January 24, 2013 and January 20, 2011, respectively. The Compensation Committee will continue to evaluate the most effective way to use these two plans.

2000 Incentive Bonus Plan.    The amended and restated 2000 Incentive Bonus Plan is the primary plan under which our Chairman, CEO and COO are awarded short-term annual incentive cash bonuses. We generally intend for awards issued to covered employees under the 2000 Incentive Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserves the right to pay bonuses outside of this plan.

2006 Stock Incentive Plan.    We use our amended and restated 2006 Stock Incentive Plan to issue stock options and other equity based awards. Stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant. Since 2000, the Compensation Committee has generally awarded stock options to its executive officers in twelve to thirty month intervals. Consistent with this practice, the executive officers were last granted stock options on March 6, 2014 and were granted stock options prior to that in March 2013. The Compensation Committee will continue to evaluate when to make equity awards to its executives and other employees, which may be more frequent than in the past, based on the total mix of compensation for the executives and other factors. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of stock options previously granted to executive officers and other employees.

There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

We will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock, restricted stock units, stock options and stock appreciation rights are among the types of equity awards to be considered in the future and may be awarded under our 2006 Stock Incentive Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options (including stock appreciation rights), the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	expense of issuing restricted stock versus that of issuing stock options;

•	objective achieved by issuing restricted stock versus that of issuing stock options; and

•	value to employee of receiving restricted stock versus stock options.

The Compensation Committee believes that restricted stock, restricted stock units and stock options should be available alternatives when considering equity awards. Restricted stock provides a strong retention incentive in an uncertain market, providing compensation in periods where there is volatility in the stock price, and resulting in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in fiscal 2015, other than those discussed on page 38, but it will continue to evaluate making such equity awards during the current fiscal year.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the amended and restated 2000 Incentive Bonus Plan and the amended and restated 2006 Stock Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m). Further, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) to meet corporate objectives or to adapt to changing circumstances.

Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans, but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).    Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75%, on a pre-tax basis, of their earnings into the 401(k) plan. For 2014, the maximum that could be contributed was $17,500 ($23,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” on page 42.

Deferred Compensation Plan.    The Company established the Deferred Compensation Plan effective as of June 15, 2002 and amended and restated it on December 10, 2008 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, region presidents, division presidents and other key employees, to accrue supplemental Company-funded benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor.

In fiscal 2014, in connection with our risk oversight related to the retention and compensation of our named executive officers, the Compensation Committee determined that an appropriate compensation package should include a reasonable amount of fixed compensation, such as salary and retirement compensation. The Compensation Committee believes that a fixed component of compensation helps mitigate inappropriate risk taking because the executive can count on a certain level of fixed compensation. In this regard, in fiscal 2014, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 42. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed the data of each company in our peer group related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables for each of the CEOs or principal executive officers in our peer group from their most recently filed proxy statements for their fiscal 2013. The dollar amounts listed under this heading ranged from zero to approximately $1,390,193. For fiscal 2014, the amount for our Chairman was $132,323 and the amount for our CEO was $101,170. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to our peer group and reasonable when considered in relation to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits, other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program continues to serve as a useful and reasonable fixed compensation component of our overall compensation package.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2014 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Brad S. Anderson, Committee Chairman

Barbara K. Allen

Michael R. Buchanan

Michael W. Hewatt

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chairman, our Chief Executive Officer, our Chief Financial Officer and our other named executive officers of D.R. Horton, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total
Donald R. Horton	2014	$1,000,000	—	$3,928,000	$1,681,500	$4,885,110	$132,323	$110,048	$11,736,981
Chairman of the Board	2013	$1,000,000	—	$4,430,000	$1,638,000	$4,912,645	$138,565	$109,898	$12,229,108
	2012	$1,000,000	—	$2,358,000	—	$2,429,907	$107,859	$109,702	$ 6,005,468

Donald J. Tomnitz	2014	$ 900,000	—	$2,946,000	$373,663	$4,885,110	$101,170	$100,805	$ 9,306,748
Vice Chairman, President and Chief Executive Officer	2013	$ 900,000	—	$3,322,500	$1,092,000	$4,912,645	$105,013	$100,655	$10,432,813
	2012	$ 900,000	—	$1,768,500	—	$2,429,907	$ 80,856	$100,444	$ 5,279,707

David V. Auld	2014	$ 500,000	—	—	$672,600	$2,035,463	$ 56,810	$ 57,800	$ 3,322,673
Executive Vice President and Chief Operating Officer	2013 2012	— —	— —	— —	— —	— —	— —	— —	— —

Bill W. Wheat	2014	$ 500,000	$600,000	—	$672,600	—	$ 29,321	$ 57,800	$ 1,859,721
Executive Vice President and Chief Financial Officer	2013	$ 500,000	$500,000	—	$655,200	—	$ 28,794	$ 57,650	$ 1,741,644
	2012	$ 250,000	$450,000	—	—	—	$ 22,150	$ 35,444	$ 757,594

Stacey H. Dwyer(7)	2014	$ 131,250	—	—	—	—	$ 28,661	$ 1,726	$ 161,637
Former Executive Vice President and Treasurer	2013	$ 350,000	$400,000	—	$655,200	—	$ 29,098	$ 42,650	$ 1,476,948
	2012	$ 250,000	$450,000	—	—	—	$ 22,400	$ 32,500	$ 754,900

(1)	The dollar amounts listed represent discretionary cash bonuses paid to the named executive officer. More information on fiscal 2014 discretionary bonuses is set forth under the caption “2014 Fiscal Year – Annual Discretionary Bonus” beginning on page 29.

For Mr. Wheat, $100,000 of the fiscal 2014 and 2013 amounts represents a discretionary bonus paid in 4,359 shares of common stock valued at $22.94 per share in fiscal 2014 and 5,390 shares of common stock valued at $18.55 per share in fiscal 2013. More information on fiscal 2014 discretionary bonuses is set forth under the caption “2014 Fiscal Year – Annual Discretionary Bonus” beginning on page 29.

(2)	For fiscal 2014, the dollar amount for Mr. Horton and Mr. Tomnitz represents the grant date fair value of 2016 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. If the maximum number of 2016 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $7,856,000 for Mr. Horton and $5,892,000 for Mr. Tomnitz. Additional information on the performance RSUs and the grant date fair value is set forth in footnote 2 to the “Grants of Plan-Based Awards” table on page 44. Mr. Tomnitz retired after completing one year of the three-year performance period related to the 2016 Performance RSUs; therefore, he would be entitled to only one-third of the final payout on these awards in November 2016.

For fiscal 2013, the dollar amounts represent the grant date fair value of 2015 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. For fiscal 2013, if the maximum number of 2015 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $8,860,000 for Mr. Horton and $6,645,000 for Mr. Tomnitz. Mr. Tomnitz retired after completing two years of the three-year performance period related to the 2015 Performance RSUs; therefore, he would be entitled to only two-thirds of the final payout on these awards in November 2015.

For fiscal 2012, the dollar amounts represent the grant date fair value of 2014 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. For fiscal 2012, if the maximum number of 2014 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $4,716,000 for Mr. Horton and $3,537,000 for Mr. Tomnitz.

(3)	For fiscal 2014 and 2013, the dollar amount represents the grant date fair value of the number of stock options granted in the fiscal year. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2014. The Company recognizes expenses for these awards over their vesting period. Stock options were not granted in fiscal 2012.

(4)	For fiscal 2014, Mr. Horton and Mr. Tomnitz were each paid $4,885,110 and Mr. Auld was paid $2,035,463 based on the consolidated pre-tax income of the Company for fiscal 2014. Additional information on the fiscal 2014 pre-tax income bonus is discussed under the heading “2014 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28. For fiscal 2013, Mr. Horton and Mr. Tomnitz were each paid $4,912,645 based on consolidated pre-tax income of the Company for fiscal 2013. For fiscal 2012, Mr. Horton and Mr. Tomnitz were each paid $2,429,907 based on consolidated pre-tax income of the Company for fiscal 2012.

(5)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 40.

(6)	For fiscal 2014, the amounts under “All Other Compensation” include the following components:

(a)	Credits made by the Company of $100,000, $90,000, $50,000 and $50,000 to the respective accounts of Mr. Horton, Mr. Tomnitz, Mr. Auld and Mr. Wheat under the SERP 2 plan.

(b)	Matching contributions of $7,800 to the respective accounts of Mr. Horton, Mr. Tomnitz, Mr. Auld and Mr. Wheat and $1,726 to the account of Ms. Dwyer under the D.R. Horton 401(k) plan.

(c)	The participant’s portion of group health plan premiums of $2,248 paid by the Company for the benefit of Mr. Horton, and $3,005 paid by the Company for the benefit of Mr. Tomnitz.

(7)	Ms. Dwyer resigned from the Company in February 2014. Ms. Dwyer’s salary for fiscal 2014 is a prorated amount of her $350,000 annual base salary.

Grants of Plan-Based Awards

								All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	($/Sh)	($)(2)(3)
Donald R. Horton	11/7/2013	—	$4,885,110	—	—	—	—	—	—	—
	11/7/2013	—	—	—	30,000	200,000	400,000	—	—	$3,928,000
	3/6/2014	—	—	—	—	—	—	150,000	$23.86	$1,681,500
Donald J. Tomnitz	11/7/2013	—	$4,885,110	—	—	—	—	—	—	—
	11/7/2013	—	—	—	22,500	150,000	300,000	—	—	$2,946,000
	3/6/2014	—	—	—	—	—	—	33,333	$23.86	$373,663
David V. Auld	11/7/2013	—	$2,035,463	—	—	—	—	—	—	—
	3/6/2014	—	—	—	—	—	—	60,000	$23.86	$672,600
Bill W. Wheat	3/6/2014	—	—	—	—	—	—	60,000	$23.86	$672,600
Stacey H. Dwyer(4)	—	—	—	—	—	—	—	—	—	—

(1)	Represents the performance bonus paid based on consolidated pre-tax income in fiscal 2014. Additional information related to the pre-tax income bonus award is discussed under the heading “2014 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

(2)	Mr. Horton and Mr. Tomnitz were awarded a target amount of 200,000 and 150,000 2016 Performance RSUs, respectively. The threshold, target and maximum amounts reflect the number of 2016 Performance RSUs each executive could earn based on the level of performance attained for the three-year performance period and based on relative performance on four performance goals ranked against our peer group and the S&P 500 index.

The grant date fair value of the 2016 Performance RSUs was $19.64 per unit and was determined in accordance with accounting guidance for share-based payments. These 2016 Performance RSUs are discussed under the heading “2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016” on page 34 and the related grant date fair value of $3,928,000 for Mr. Horton and $2,946,000 for Mr. Tomnitz is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 42. Mr. Tomnitz retired after completing one year of the three-year performance period related to the 2016 Performance RSUs; therefore, he would be entitled to only one-third of the final payout on these awards in November 2016.

(3)	All stock options were approved and granted on March 6, 2014 under the 2006 Stock Incentive Plan, as amended and restated, and have an exercise price of $23.86, the closing price of our common stock on the date of approval and grant. The stock options for Mr. Horton and Mr. Tomnitz vest in three equal annual installments on each successive anniversary of the grant date beginning on the first anniversary date. The stock options for Mr. Auld and Mr. Wheat vest in five equal installments per year on each successive anniversary of the grant date beginning on the first anniversary date. All stock options have a ten-year term.

The grant date fair value of the options is $11.21 per option and was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. The 2006 Stock Incentive Plan is discussed on page 39 and the related grant date fair value of each award is reflected in the “Option Awards” column in the “Summary Compensation Table” on page 42.

(4)	Ms. Dwyer did not receive any grants of plan-based awards in fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2014.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald R. Horton(1)	3/6/2014	—	150,000	$23.86	3/6/2024	—		—
	3/5/2013	50,000	100,000	$23.80	3/5/2023	—		—
	9/2/2011	300,000	—	$9.97	9/2/2021	—		—
	2/9/2009	300,000	—	$9.03	2/9/2019	—		—
	2/11/2008	300,000	—	$14.50	2/11/2018	—		—
	5/2/2006	150,000	—	$29.44	5/2/2016	—		—
	11/7/2013	—	—	—	—	200,000	(4)	$4,104,000	(5)
	11/8/2012	—	—	—	—	200,000	(6)	$4,104,000	(7)

Donald J. Tomnitz(2)	3/6/2014	33,333	—	$23.86	9/30/2015	—		—
	3/5/2013	100,000	—	$23.80	9/30/2015	—		—
	9/2/2011	133,333	—	$9.97	9/30/2015	—		—
	2/9/2009	80,000	—	$9.03	9/30/2015	—		—
	2/11/2008	40,000	—	$14.50	9/30/2015	—		—
	5/2/2006	100,000	—	$29.44	9/30/2015	—		—
	11/7/2013	—	—	—	—	50,000	(4)	$1,026,000	(5)
	11/8/2012	—	—	—	—	100,000	(6)	$2,052,000	(7)

David V. Auld(3)	3/6/2014	—	60,000	$23.86	3/6/2024	—		—
	3/5/2013	12,000	48,000	$23.80	3/5/2023	—		—
	9/2/2011	24,000	48,000	$9.97	9/2/2021	—		—
	2/9/2009	—	60,000	$9.03	2/9/2019	—		—
	2/11/2008	—	48,000	$14.50	2/11/2018	—		—
	5/2/2006	24,000	6,000	$29.44	5/2/2016	—		—

Bill W. Wheat(3)	3/6/2014	—	60,000	$23.86	3/6/2024	—		—
	3/5/2013	12,000	48,000	$23.80	3/5/2023	—		—
	9/2/2011	60,000	48,000	$9.97	9/2/2021	—		—
	2/9/2009	12,000	60,000	$9.03	2/9/2019	—		—
	2/11/2008	—	48,000	$14.50	2/11/2018	—		—
	5/2/2006	32,000	8,000	$29.44	5/2/2016	—		—

Stacey H. Dwyer	—	—	—	—	—	—		—

(1)	All stock option awards granted to Mr. Horton prior to September 2011 vest in five equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date. Stock option awards granted in September 2011 forward vest in three equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(2)	Mr. Tomnitz retired on September 30, 2014. Due to his retirement, all of Mr. Tomnitz’s outstanding stock options that were unvested at that time became vested and all of his stock options will expire September 30, 2015, in accordance with the terms of the award.

(3)	All stock option awards granted to Mr. Auld and Mr. Wheat prior to September 2011 vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. Stock option awards granted in September 2011 forward vest in five equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(4)	Represents the target number of 2016 Performance RSUs awarded. Mr. Tomnitz retired after completing one year of the three-year performance period related to the 2016 Performance RSUs; therefore, the 50,000 2016 Performance RSUs represents one-third of the initial grant amount of the 150,000 target number 2016 Performance RSUs. The maximum number of 2016 Performance RSUs that can be earned is 400,000 for Mr. Horton and 100,000 for Mr. Tomnitz upon maximum achievement of the performance goals. These 2016 Performance RSUs are described under “2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016” on page 34.

(5)	The value of the 2016 Performance RSUs is based on the closing price of our common stock on September 30, 2014 of $20.52. For Mr. Horton, the maximum market value of these 2016 Performance RSUs based on the stock price at September 30, 2014 is $8,208,000 if maximum performance is achieved. For Mr. Tomnitz, the maximum market value of these 2016 Performance RSUs based on the stock price at September 30, 2014 is $2,052,000 if maximum performance is achieved. These 2016 Performance RSUs are described under “2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016” on page 34.

(6)	Represents the target number of 2015 Performance RSUs awarded. Mr. Tomnitz retired after completing two years of the three-year performance period related to the 2015 Performance RSUs; therefore, the 100,000 2015 Performance RSUs represents two-thirds of the initial grant amount of the 150,000 target number 2015 Performance RSUs. The maximum number of 2015 Performance RSUs that can be earned is 400,000 for Mr. Horton and 200,000 for Mr. Tomnitz upon maximum achievement of the performance goals.

(7)	The value of the 2015 Performance RSUs is based on the closing price of our common stock on September 30, 2014 of $20.52. For Mr. Horton, the maximum market value of these 2015 Performance RSUs based on the stock price at September 30, 2014 is $8,208,000 if maximum performance is achieved. For Mr. Tomnitz, the maximum market value of these 2015 Performance RSUs based on the stock price at September 30, 2014 is $4,104,000 if maximum performance is achieved.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Donald R. Horton	133,333	$139,650	325,000	$6,669,000
Donald J. Tomnitz	93,333	$164,571	243,750	$5,001,750
David V. Auld	145,767	$1,238,813	—	—
Bill W. Wheat	51,334	$613,304	—	—
Stacey H. Dwyer(4)	130,833	$1,216,034	—	—

(1)	Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares at the time of exercise.

(2)	Amounts represent the final number of 2014 Performance RSUs vested on September 30, 2014. The 2014 Performance RSUs were granted in November 2011.

(3)	Amounts represent the number of 2014 Performance RSUs vested multiplied by the closing stock price on September 30, 2014 of $20.52 per share.

(4)	Ms. Dwyer resigned from the Company in February 2014. All shares acquired by Ms. Dwyer were from exercising options after her resignation.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.    The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment or director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits an amount to each participant’s account. Participation in the SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of the Company. Provided however, specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The definition of change in control is described in “Potential Payments Upon Termination or Change in Control” on page 48. The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during fiscal 2014 and outstanding balances as of September 30, 2014 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year End
Name	Deferred Cash Compensation	SERP	Deferred Cash Compensation	SERP(1)	Deferred Cash Compensation(2)	SERP(3)	Deferred Cash Compensation(4)	SERP	Deferred Cash Compensation(5)	SERP(6)
Donald R. Horton	—	—	—	$100,000	$399,846	$220,097	—	—	$8,151,571	$2,440,229
Donald J. Tomnitz	—	—	—	$90,000	—	$168,279	—	—	—	$1,879,259
David V. Auld	—	—	—	$50,000	—	$94,494	—	—	—	$1,054,728
Bill W. Wheat	—	—	—	$50,000	—	$48,770	—	—	—	$568,553
Stacey H. Dwyer(7)	—	—	—	—	$1,510	$47,673	$41,147	—	$199,648	$506,891

(1)	Represents the amount of unfunded, unsecured liabilities created by the Company on behalf of each participant in fiscal 2014 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 42.

(2)	Represents the net amount of earnings on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. The Company does not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections and on the market performance of these funds. These amounts are not included in the “Summary Compensation Table” on page 42 because such amount was not preferential or above-market.

(3)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrator, typically 10% per annum. Those portions of earnings that are considered above-market are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 42. The above-market portion of earnings for each of the above individuals for fiscal 2014 is: Mr. Horton: $132,324; Mr. Tomnitz: $101,170; Mr. Auld: $56,810; Mr. Wheat: $29,321; and Ms. Dwyer: $28,661.

(4)	Represents a required distribution resulting from an election made in a prior year.

(5)	These balances of deferred compensation represent compensation earned in prior years and would have been included in the Summary Compensation Table in prior year proxy statements in the year earned.

(6)	Includes amounts of unfunded, unsecured liabilities and the related earnings created by the Company on behalf of each participant with respect to the current and prior fiscal years under the SERP 2. Mr. Tomnitz is entitled to his amount under the terms of the SERP 2 due to his retirement. Ms. Dwyer is entitled to her amount under the terms of the SERP 2 due to her resignation.

(7)	Ms. Dwyer resigned from the Company in February 2014.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); and

(iv) During any two-year period, a majority of the members of the Board serving at the date of the most recent approval of our benefit plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board.

For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our amended and restated 2000 Incentive Bonus Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Additionally, under the 2000 Incentive Bonus Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan and the 1991 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan and 1991 Stock Incentive Plan plans provide for accelerated vesting of all outstanding unvested options granted under the plans in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made or commence. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made or commence on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table – Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment.

The amounts in the table assume a termination date of September 30, 2014, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $20.52 on September 30, 2014. Because only Mr. Tomnitz was at the normal retirement age (65 years old) on September 30, 2014, we only included amounts payable upon retirement for him. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 48.

The table reflects compensation to be paid based on the listed events if such events occurred on September 30, 2014.

Potential Payments Upon Termination or Change in Control

		Termination of Employment					Change in Control ($)
Name*	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(5)	Without Cause ($)	With Cause ($)	Death or Disability ($)
Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	4,885,110	—	4,885,110	—	4,885,110	4,885,110
	2014 Restricted Stock Units(2)	6,669,000	—	6,669,000	—	6,669,000	6,669,000
	2015 Restricted Stock Units(3)	2,736,014	—	2,736,014	—	2,736,014	2,736,014
	2016 Restricted Stock Units(4)	1,368,007	—	1,368,007	—	1,368,007	1,368,007
	Stock Options	—	—	—	—	—	—
	Payments of SERP 2 Contributions	2,440,229	—	2,440,229	—	2,440,229	2,440,229

	Total	18,098,360	—	18,098,360	—	18,098,360	18,098,360

Donald J. Tomnitz	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	4,885,110	4,885,110	4,885,110	—	4,885,110	4,885,110
	2014 Restricted Stock Units(2)	5,001,750	5,001,750	5,001,750	—	5,001,750	5,001,750
	2015 Restricted Stock Units(3)	2,052,000	2,052,000	2,052,000	—	2,052,000	2,052,000
	2016 Restricted Stock Units(4)	1,026,000	1,026,000	1,026,000	—	1,026,000	1,026,000
	Stock Options	—	—	—	—	—	—
	Payments of SERP 2 Contributions	1,879,259	1,879,259	1,879,259	—	1,879,259	1,879,259

	Total	14,844,119	14,844,119	14,844,119	—	14,844,119	14,844,119

David V. Auld	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	2,035,463	—	2,035,463	—	2,035,463	2,035,463
	Stock Options	—	—	—	—	1,484,760	1,484,760
	Payments of SERP 2 Contributions	1,054,728	—	1,054,728	—	1,054,728	1,054,728

	Total	3,090,191	—	3,090,191	—	4,574,951	4,574,951

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Stock Options	—	—	—	—	1,484,760	1,484,760
	Payments of SERP 2 Contributions	568,553	—	568,553	—	568,553	568,553

	Total	568,553	—	568,553	—	2,053,313	2,053,313

*	Stacey H. Dwyer is not listed in this table because she resigned from the Company in February 2014, and as a result she was not a named executive officer on September 30, 2014.

(1)	Under the fiscal 2014 annual incentive bonus award, Mr. Horton, Mr. Tomnitz and Mr. Auld would have been entitled to receive the bonus earned during fiscal 2014 in the event of termination of employment or change in control occurring on September 30, 2014. For fiscal 2014, Mr. Horton and Mr. Tomnitz each earned $4,885,110 and Mr. Auld earned $2,035,463 which was paid subsequent to September 30, 2014. The annual incentive bonuses are discussed in more detail under the heading “2014 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

(2)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were awarded a target number of 200,000 and 150,000 2014 Performance RSUs, respectively, for the performance period of October 1, 2011 through September 30, 2014. If any of the listed events had occurred at September 30, 2014, Mr. Horton and Mr. Tomnitz would have been entitled to the payout on the 2014 Performance RSUs in the amounts listed in the table. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2014, the 2014 Performance RSUs earned were paid in common stock. The 2014 award is discussed in more detail under the headings “2014 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2014” on page 30.

(3)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were awarded a target number of 200,000 and 150,000 2015 Performance RSUs, respectively, for the performance period of October 1, 2012 through September 30, 2015. Pro-rata vesting may occur based on the number of months served from October 1, 2012 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2015 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2015 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2015 Performance RSUs are valued at $20.52, the closing price of our stock on September 30, 2014. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2014.

(4)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were awarded a target number of 200,000 and 150,000 2016 Performance RSUs, respectively, for the performance period of October 1, 2013 through September 30, 2016. Pro-rata vesting may occur based on the number of months served from October 1, 2013 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2016 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2016 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2016 Performance RSUs are valued at $20.52, the closing price of our stock on September 30, 2014. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2014. The 2016 Performance RSUs are discussed in more detail under the heading “2014 Fiscal Year – Award of 2016 Performance Restricted Stock Units – Potential Vesting at September 30, 2016” on page 34.

(5)	Because only one of our named executive officers has reached the normal retirement age (65 years old) under our applicable plans on September 30, 2014, we only included amounts under the “Normal Retirement” column for that one officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written Corporate Code of Business Conduct and Ethics. It requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflict of interest, provided there may be certain related-party transactions that may be ratified or approved. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

To avoid conflicts of interest, or improper related-party transactions, each director or executive officer must disclose to the Company’s Chief Legal Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer and Corporate Compliance Officer then review the situation or transaction, and if necessary, reports the situation or transaction to the chairman of the Audit Committee. If it is determined that ratification or approval is necessary, the Audit Committee would be required to ratify or approve the relationship or transaction.

The following transaction was approved or ratified in accordance with the terms of the policy discussed above.

In July 2014, the Company purchased 39.13 acres of land from an entity in which Reagan Horton and Ryan Horton, two adult sons of Donald R. Horton, are interest holders. The land was located in an area where the Company had previously purchased other lots from an unrelated third-party. The total purchase price was $390,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year ended September 30, 2014, D.R. Horton’s Compensation Committee was composed of Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan and Michael W. Hewatt, with Mr. Anderson serving as its Chairman. None of the members of the Compensation Committee has served the Company in any capacity other than as a member of the board or a member of a committee thereof.

PROPOSAL TWO

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

Our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions.

At our Annual Meeting of Stockholders held on January 23, 2014, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders. Of the votes represented at the meeting, approximately 94.85% were voted in favor of the advisory vote on executive compensation.

At our Annual Meeting of Stockholders held on January 26, 2012, our stockholders elected to have an advisory vote on executive compensation every year. At our Annual Meeting of Stockholders to be held in January 2018, we intend to include a proposal to give our stockholders the option on whether to have an advisory vote on executive compensation every year, every second year or every third year.

We encourage you to read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 42 through 52, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate mix of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of stockholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2015 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Approval of the Advisory Resolution on Executive Compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2014, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2015. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2013 and 2014.

	Fiscal Year Ended September 30,
Fees	2013(3)	2014
Audit fees	$1,758,425	$1,613,000
Audit-related fees(1)	60,900	37,900
Tax fees	—	—
All other fees	—	—

Total(2)	$1,819,325	$1,650,900

(1)	Related primarily to audits of employee benefit plans and audit-related tax services.

(2)	Of the fees listed above, all of which were approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

(3)	The amounts shown for fiscal 2013 have been revised to reflect additional fees paid for audit and audit-related services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2015, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2015, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during our fiscal 2015, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice. The Audit Committee has not yet pre-approved any fee limits or specific Tax Services for fiscal 2015.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2014. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2014, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2014 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2015.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Barbara K. Allen

Brad S. Anderson

Michael R. Buchanan

PROPOSAL THREE

APPROVAL OF THE D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN

(As Amended and Restated Effective as of December 11, 2014, subject to Stockholder Approval)

Overview

At the Annual Meeting, stockholders will be presented with a proposal to approve the D.R. Horton, Inc. 2006 Stock Incentive Plan, as amended and restated (the “A&R Plan”). Our Compensation Committee approved the A&R Plan on December 11, 2014 (the “Effective Date”), subject to stockholder approval. The A&R Plan proposes to increase the number of shares of common stock reserved for issuance thereunder by 25,000,000, to extend the term until ten years from the Effective Date and to make certain ministerial changes.

For the A&R Plan to take effect, it must be approved by the Company’s stockholders. If the A&R Plan is not approved by the Company’s stockholders, the version of the 2006 Stock Incentive Plan, as amended and restated as of December 6, 2010 (the “Old Plan”), in effect immediately prior to December 11, 2014 will continue to operate according to its terms.

The following table sets forth certain information about the Old Plan and the A&R Plan:

Number of new shares being authorized	25,000,000
Number of shares available for future awards at December 1, 2014 under the Old Plan	3,542,060
Number of shares relating to outstanding stock options at December 1, 2014 under the Old Plan and 1991 Plan (hereafter defined)	19,037,116
Number of shares outstanding at December 1, 2014 relating to awards of restricted stock and restricted stock units (full value awards)	1,627,868
Maximum option term	10 Years
Minimum exercise price (closing price of stock on date of grant)	100%
Weighted average remaining term of outstanding options	6.0 years
Weighted average exercise price of outstanding options	$17.50

On December 1, 2014, the closing price of a share of the Company’s common stock was $25.10.

The potential dilution from the 25,000,000 share increase requested to be approved by stockholders is 6.8% of the Company’s outstanding shares of common stock as of December 1, 2014. If the potential share request is approved, the Company’s total potential dilution would increase from 6.6% of the Company’s outstanding shares of common stock as of December 1, 2014 to 13.4%.

The Company oversees its long-term dilution by managing the number of shares subject to equity awards that it grants annually, commonly referred to as the burn rate (calculated by dividing all shares subject to equity awards granted during the fiscal year by the number of outstanding shares at the end of the fiscal year). The burn rate shows how rapidly a company is depleting its shares reserved for future issuance under its equity compensation plans. Over the past three fiscal years, the Company’s burn rate has averaged 0.9% (1.2% in fiscal 2014, 1.3% in fiscal 2013 and 0.2% in fiscal 2012), while the industry group burn rate over the last three years averaged 2.70% (2.48% in 2014, 2.79% in 2013 and 2.84% in 2012). Our burn rate was 1.2% in fiscal 2014 and our industry group burn rate was 2.48% in 2014. The industry group burn rate was provided by Institutional Shareholder Services Inc., commonly known as “ISS.” We believe our significantly lower burn rate compared to our industry group’s burn rate over the last three years show we have effectively managed our dilution in terms of burn rate compared to our industry.

When considering the number of additional shares to add to the A&R Plan, the Compensation Committee also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the A&R Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 25,000,000 shares to be added to the A&R Plan, in combination with the remaining authorized shares and shares added back to the plan from forfeitures of awards previously granted, is expected to satisfy, assuming no significant acquisitions of other companies, the Company’s equity compensation needs for approximately five years. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the A&R Plan while minimizing stockholder dilution.

Best Practices

We have developed our compensation policy with the goals of attracting, motivating and retaining experienced, qualified and productive personnel, rewarding superior performance and providing incentives that are based on our performance, as well as aligning the interests of our employees and stockholders. The A&R Plan is designed to help us achieve these objectives by providing us with the flexibility to grant stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based (each, an “Award”).

In addition to helping us achieve these objectives, our Compensation Committee believes that the provisions of the A&R Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•

the A&R Plan prohibits, other than in connection with a change in the Company’s capitalization, amending the terms of outstanding Awards to (a) reduce the exercise price of outstanding options or take any other action that is treated as a re-pricing under generally accepted accounting principles, or (b) at any time when the exercise price of an option is above the market value of a share of the Company’s common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options, without stockholder approval;

•	the A&R Plan prohibits issuing stock options or stock appreciation rights with an exercise price below the fair market value of the Company’s common stock on the date of grant;

•

in order to account for the difference in the value of a grant of stock options or stock appreciation rights versus a grant of full value shares, the A&R Plan provides a formula to determine the total number of shares of common stock available for future Awards; the availability will be reduced by one share for each one share issued in connection with a stock option or stock appreciation right and by 1.5 shares for each one share issued in connection with any other type of Award; and

•	to ensure that Awards are tied to performance or retention incentives, the A&R Plan provides that:

•	all grants of restricted stock or restricted stock units that are tied to the achievement of performance goals must have a minimum vesting period of one year;

•

all grants of restricted stock or restricted stock units that are tied to continued employment or the passage of time must have a minimum vesting period of three years, although the restricted stock or restricted stock units may vest on a pro-rata basis over such time period; and

•

all grants of incentive bonuses that are to be settled in shares of common stock must have a minimum performance period of one year and those that are to be settled in cash must have a minimum performance period of one quarter.

Section 162(m) of the Code

The Compensation Committee believes that it is in the best interest of the Company and its stockholders to continue to provide equity incentive plans under which compensation awards can be made to the Company’s executive officers that qualify for deductibility by the Company for federal income tax purposes. Accordingly, the A&R Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), however, there can be no guarantee that amounts awarded under the A&R Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the A&R Plan, each of these aspects is discussed below, and approval of the A&R Plan itself will constitute approval of each of these aspects of the A&R Plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following summary of the material terms of the A&R Plan are qualified in their entirety by reference to the full text of the A&R Plan, which is set forth in Appendix A to this Proxy Statement.

Purpose

The A&R Plan is intended to advance the interests of the Company by stimulating the efforts of employees, officers and non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company and its subsidiaries. To this end, the A&R Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, as well as performance-based incentive bonuses.

Administration

The A&R Plan is administered by the Compensation Committee of the Board, or, if we do not have a Compensation Committee at any particular time, by the full Board (in either case, the “Administrator”). The Administrator may by resolution authorize one or more officers of the Company to grant Awards under the A&R Plan, which shall be on the terms and within the limits provided in the authorizing resolution to the extent required by the Delaware General Corporation Law. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. The Administrator may also delegate aspects of the day-to-day administration of the A&R Plan to one or more officers or employees of the Company or any of its subsidiaries or to one or more agents.

The Administrator has the authority to interpret and administer the A&R Plan to carry out the purposes of the A&R Plan. The Administrator has the authority to determine those persons eligible to receive Awards and to establish and interpret the terms and conditions of any Awards. The Administrator may also make exceptions to the provisions of any Awards. All determinations of the Administrator are final and binding.

Eligibility

Awards may be made to any current or prospective officer or employee of the Company or any of its subsidiaries (including to any director who is also an employee), as well as to nonemployee directors and certain consultants or advisors to the Company or any of its subsidiaries. As of December 1, 2014, there were approximately 5,722 individuals eligible to participate in the Old Plan, including our 4 executive officers and 4 non-employee directors. The number of eligible participants may increase over time if the Company experiences growth.

Shares Subject to the Plan

If this proposal is approved by the stockholders at the Annual Meeting, subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of shares of common stock issuable under the A&R Plan pursuant to Awards granted after December 1, 2014 will be 28,542,060, plus (i) any shares of common stock that were authorized for issuance under the D.R. Horton, Inc. 1991 Stock Incentive Plan (the

“1991 Plan”) as of the 2006 Annual Meeting that remained available for issuance under the 1991 Plan (not including shares of common stock that were subject to, as of the 2006 Annual Meeting, outstanding awards under the 1991 Plan or any shares of common stock that prior to the 2006 Annual Meeting were issued pursuant to awards granted under the 1991 Plan) and (ii) any shares of common stock subject to outstanding Awards under the 1991 Plan as of January 26, 2006 and the A&R Plan as of the Effective Date that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in nonforfeitable shares of common stock); provided that any shares of common stock granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares of common stock granted as Awards other than options or stock appreciation rights will be counted against this limit as 1.5 shares of common stock for every one share of common stock subject to such Award.

The aggregate number of shares of common stock issued under the A&R Plan at any time will equal only the number of shares of common stock actually issued upon exercise of settlement of an Award. Shares of common stock subject to an Award that has been cancelled, expired, forfeited or otherwise not issued under the Award and shares subject to an Award settled in cash instead of shares will again become available for grants of Awards under the A&R Plan; provided, however, that any shares that again become available grant pursuant to the foregoing will be added back on a one-for-one basis if such shares were subject to Awards of options or stock appreciation rights or added back as 1.5 shares for all shares granted as Awards other than options or stock appreciation rights. Shares of common stock that are used to pay the exercise price of the Award, delivered or withheld to pay withholding taxes, that were subject to a stock-settled stock appreciation right but not issued in such settlement or repurchased on the open market with the proceeds of an option exercise will be counted against the total number of shares of Common Stock available for grants of Awards.

The shares to be delivered under the A&R Plan may consist of, in whole or in part, shares of common stock that are authorized but unissued or shares that were reacquired by the Company, including, without limitation, shares purchased in the open market.

Types of Awards

The A&R Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and performance-based incentive bonuses, whether granted singly or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient.

Options.    An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Administrator may grant both nonqualified stock options and incentive stock options under the A&R Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Administrator, but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Administrator determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant; provided, however, the term of an option (other than an incentive stock option) will be automatically extended if, at the time of its scheduled expiration, the participant holding such option is prohibited by law or the Company’s insider trading policy from exercising the option, which extension will expire on the 30th day following the date such prohibition no longer applies. Furthermore, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a share of Company common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options without stockholder approval, other than in connection with a change in the Company’s capitalization or other event or transaction as described below in “Change in Capitalization.” Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an option or any shares subject to an option until the participant becomes the holder of record of such shares.

Stock Appreciation Rights.    A stock appreciation right (“SAR”) is a contractual right granted to the participant to receive, in cash, shares of common stock or a combination thereof, an amount equal to the appreciation of one share of common stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards, or in tandem with other types of Awards. Unless otherwise determined by the Administrator, if a stock appreciation right is granted in tandem with another Award, the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the stock appreciation right will be identical to the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the other Award. All freestanding stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding SARs or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an SAR is above the market value of a share of Company common stock, cancel, exchange, buyout or surrender outstanding SARs in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original SARs without stockholder approval, other than in connection with a change in the Company’s capitalization or other event or transaction as described below in “Change in Capitalization.” Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an SAR or any shares subject to an SAR until the participant becomes the holder of record of such shares.

Restricted Stock and Restricted Stock Units.    A restricted stock award involves an immediate transfer of ownership of a fixed number of shares of common stock to the participant, although the shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time. The participant may be entitled to voting, dividend and other ownership rights in such shares at the discretion of the Administrator although dividends, if any, on any performance-based awards will be subject to the same performance-based vesting conditions as the underlying shares. A restricted stock unit is an award denominated in units of shares of common stock that is subject to such terms and conditions as the Administrator deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either shares of common stock or a cash amount calculated with reference to the value of a share of common stock. If the vesting schedule of restricted stock or restricted stock units is based on performance criteria, the performance period must be at least one year, whereas if the vesting schedule is based upon continued employment and/or the passage of time, the vesting period must be at least three years, although pro-rata vesting during that time period is permitted (thus, for example, the Administrator could provide that an Award of restricted stock will vest in three equal installments on the first, second and third anniversaries of the date of grant). The Administrator may include provisions in the Award agreement that accelerate the vesting of restricted stock or restricted stock units in the event of a participant’s death, disability, retirement or in connection with a change of control of the Company. Additionally, the Administrator has discretion not to impose vesting restrictions on Awards issued in payment or settlement of compensation that has already been earned by the participant.

Incentive Bonuses.    An incentive bonus is a bonus opportunity to earn a right to a future payment based on the satisfaction of performance criteria established by the Administrator and included in the Award agreement. If an incentive bonus is to be paid in shares of common stock, the performance period must be at least one year, whereas if an incentive bonus is to be paid in cash, the performance period must be at least one calendar quarter.

Substitute Awards

If the Company or any of its subsidiaries acquires or merges or combines with another entity, the Company may grant Awards in assumption of, or in substitution or exchange for, awards previously granted or promised (“Substitute Awards”). Substitute Awards will not reduce the number of shares of common stock authorized for issuance under the A&R Plan or authorized for grant to a participant in any calendar year. The exercise price of a Substitute Award may be less than the fair market value of the underlying shares of common stock on the date of grant if the exercise price is based on a formula contained in the original option agreement or the purchase or merger agreement. The Administrator may provide for the vesting of a Substitute Award sooner than required for other Awards. In addition, if the entity acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries merges or combines has shares available under a pre-existing plan approved by its stockholders, the Company may grant awards to individuals who were employees, directors, consultants or advisors of the other entity under such other entity’s pre-existing plan and such grants of awards will not reduce the amount of shares of common stock available for issuance under the A&R Plan.

Qualifying Performance-Based Compensation

The Administrator may establish performance criteria and levels of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award. The criteria may be based on qualifying performance criteria (described below) or other standards of financial performance or personal performance evaluations. In addition, if the measure for the Award is one or more of the qualifying performance criteria, the Administrator may specify that all or a portion of the Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer). The limit is $1,000,000 per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria are approved in advance by the Company’s stockholders. Stockholder approval of this proposal will constitute stockholder approval of the qualifying performance criteria for purposes of Section 162(m) of the Code. The rules and regulations promulgated under Section 162(m) of the Code are complex, however, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code will so qualify.

For this purpose, the “qualifying performance criteria” will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, calculated in accordance with general accepted accounting principles or not calculated in accordance with generally accepted accounting principles, in each case as specified by the Administrator:

• gross profit or gross profit percentage;	• land, lot or inventory improvement;	• operating profit, net operating profit or economic profit;
• income or pre-tax income percentage;	• selling, general and administrative expense improvement or containment;	• gross margin, operating margin or profit margin;
• stockholder return or total stockholder return;	• revenue;	• backlog;
• return on capital (including return on total capital or return on invested capital);	• sales or net sales;	• market capitalization;
• return on investment;	• operating revenue;	• market share improvement;
• return on assets or net assets;	• operating income or pre-tax profit;	• economic value added;
• return on equity;	• cash from operations;	• customer service;
• return on operating revenue or return on operating assets;	• cash flow (before or after dividends);	• debt leverage (debt to capital); or
• stock price;	• general and administrative expenses;	• operating ratio.
• earnings per share (including earnings before interest, taxes, depreciation and amortization);	• income, pre-tax income or net income.

To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs or asset impairments;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs or accruals for any amounts for payments under the A&R Plan or any other compensation arrangement maintained by the Company; and

•	any extraordinary, unusual, non-recurring or non-comparable items

•	as determined in accordance with generally accepted accounting principles;

•	as identified in the Company’s financial statements or notes to the financial statements;

•	as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s periodic reports filed with the SEC; or

•	publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

The Administrator must certify the extent to which any qualifying performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an Award may, to the extent specified in the Award agreement, be reduced (but not increased) by the Administrator on the basis of such further considerations as the Administrator in its sole discretion may determine.

Limitations of Awards

The A&R Plan includes the following limitations on the number of shares of common stock underlying Awards and the amount of cash payable under an incentive bonus that can be granted to any one participant, subject to adjustment for certain changes in our capitalization:

•

participants may not receive Awards, denominated in shares, with respect to more than 750,000 shares of common stock during any calendar year, which limitation does not include any shares underlying a tandem stock appreciation right;

•

participants may not receive an incentive bonus payment for any performance period, denominated in cash, that is intended to satisfy the requirements of “performance-based compensation” under Section 162(m) of the Code that exceeds 2% of the Company’s consolidated pre-tax income for such performance period;

•

nonemployee directors may not receive Awards with respect to more than 15,000 shares of common stock during any calendar year, which limit will not include any shares underlying tandem stock appreciation rights;

•	the aggregate number of shares of common stock that may be issued pursuant to the exercise of incentive stock options granted under the A&R Plan may not exceed 28,542,060 after December 1, 2014; and

•	consultants or advisors may not receive Awards with respect to more than 300,000 shares of common stock during the life of the A&R Plan.

Awards may not be granted under the A&R Plan after ten years from the Effective Date.

Transferability Restrictions

Except as otherwise permitted by the Administrator, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the A&R Plan other than by will or the laws of descent and distribution, and each option and stock appreciation right is generally exercisable only by a participant during his or her lifetime.

Termination of Employment

The Administrator will determine and include in the Award agreement the terms and conditions applicable to an Award following a participant’s termination of employment with the Company or any of its subsidiaries.

Change in Capitalization

The Administrator has discretion to adjust the number and kind of shares available for issuance under the A&R Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The Administrator may also adjust the exercise price, number or kind of shares subject to individual Awards and other terms to reflect the foregoing events.

In the event of a change in capitalization caused by a change of control, merger, consolidation or otherwise, the Administrator has discretion to determine the appropriate adjustment, if any, to be effected. For example, the Administrator has discretion to (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award, (ii) accelerate the vesting of, or termination of any restrictions on, outstanding Awards, (iii) provide for cancellation of accelerated Awards that are not exercised within a time period prescribed by the Administrator or (iv) provide for the cancellation of outstanding Awards in exchange for a cash payment to the holders of such Awards.

No fractional shares will be issued in connection with a change in capitalization. Instead, the number of shares of common stock subject to an Award will be rounded down to the next lowest whole share.

Amendment or Termination of the A&R Plan

The Board or Compensation Committee may amend, alter or discontinue the A&R Plan, and the Administrator may amend or alter any Award agreement. However, other than in connection with a change in the Company’s capitalization as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of common stock for which Awards may be granted under the A&R Plan;

•	reduce the exercise price of future issuances of options or stock appreciation rights to below the fair market value of a share of common stock on the date of grant;

•

reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a share of Company common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options;

•	extend the term of the A&R Plan;

•	change the class of persons eligible to be participants in the A&R Plan;

•	otherwise amend the A&R Plan in any way that would require stockholder approval by law or under the New York Stock Exchange listing requirements; or

•	increase the limitations for non-employee directors and those applicable to any one participant in a calendar year (or other performance period) described in “Limitations of Awards”.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of stock options and stock appreciation rights and other Awards under the A&R Plan. The summary is based on the United States Internal Revenue Code and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this proxy statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of Awards under the A&R Plan. The laws governing the tax aspects of these awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the A&R Plan, particularly in jurisdictions outside the United States.

Nonqualified Stock Options and Stock Appreciation Rights

The recipient will not have any income at the time a nonqualified stock option or a SAR is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of shares of common stock), in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any shares received. The Company will be entitled to a corresponding deduction with respect to a nonqualified stock option or SAR equal to the ordinary income recognized by the optionee or holder of the SAR, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Code.

Incentive Stock Options (“ISOs”)

A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held. The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Code. We intend that awards granted under the A&R Plan comply with, or are otherwise exempt from, Section 409A of the Code.

Restricted Stock

A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed by the A&R Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of common stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the A&R Plan on the Award terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units

A participant generally will not recognize income upon the grant of an Award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the A&R Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date the restrictions expire or are removed over any amount paid by the participant for such shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him, in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of payment over the amount paid by the participant for such shares.

Incentive Bonuses

A participant generally will not recognize income upon the grant of an Award of an incentive bonus. The participant will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any shares of common stock received.

Withholding Taxes

Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the A&R Plan. The Administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award or by tendering shares already owned by the participant.

Section 162(m) Awards

The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any award subject to performance conditions, except as limited by the A&R Plan in the case of a performance award or annual incentive award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a performance award or annual incentive award intended to qualify under Code Section 162(m), shall be exercised by the Compensation Committee and not the Board of Directors.

It is the intent of the Company that performance awards and annual incentive awards granted to persons who are designated by the Compensation Committee as likely to be covered employees within the meaning of Code Section 162(m) and regulations thereunder (generally including the chief executive officer and the three most other highly-compensated executive officers other than the chief financial officer) shall, if so designated by the Compensation Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. The rules and regulations promulgated under Section 162(m), however, are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the A&R Plan will be deductible under all circumstances.

General Matters

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the A&R Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the A&R Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

New Plan Benefits

The benefits that will be awarded or paid in the future under the A&R Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2014 under the Old Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 44 of this Proxy Statement. As of December 1, 2014, the closing price of a share of the Company’s common stock was $25.10.

Existing Plan Benefits

Pursuant to SEC rules, the following table sets forth information with respect to the number of shares underlying grants of all types of awards under the Old Plan and 1991 Plan that are outstanding at December 1, 2014 that count against the plan’s maximum share authorization.

Name and Position	Total Number of Shares Underlying Award Grants
Donald R. Horton	2,440,835
Chairman
David V. Auld	435,000
Chief Executive Officer
Bill W. Wheat	440,500
Chief Financial Officer
Michael J. Murray	367,500
Chief Operating Officer
All current executive officers as a group	3,683,835
All non-employee directors as a group	190,835
All employees as a group (excluding executive officers and non-employee directors)	16,790,314

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plans as of September 30, 2014:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	20,558,812	(1)	$16.46	(2)	7,249,675	(3)
Equity compensation plans not approved by stockholders	—		n/a		—

Total	20,558,812		$16.46		7,249,675

(1)	Amount includes outstanding stock option and restricted stock unit awards. The number of outstanding restricted stock unit awards is based on the target number of units granted to certain executive officers, other key employees and non-management directors.

(2)	Amount reflects the weighted average exercise price with respect to outstanding stock options and does not take into account outstanding restricted stock units, which do not have an exercise price.

(3)	Amount includes 3,498,705 shares reserved for issuance under the Company’s Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, employees purchased 77,216 shares of common stock in fiscal 2014.

Securities Registration

We intend to register the shares of common stock available for issuance under the A&R Plan under a Registration Statement on Form S-8 to be filed with the SEC upon approval of the A&R Plan by our stockholders.

The Board of Directors has Approved Proposal Three to Adopt the D.R. Horton, Inc.

A&R Plan as Attached as Appendix A,

and the Board of Directors Unanimously Recommends that Stockholders

Vote “FOR” the Adoption of Proposal Three.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2015. During fiscal 2014, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 55. A representative of PricewaterhouseCoopers LLP is expected to attend the 2015 Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm. If PricewaterhouseCoopers LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2015 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2015 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the

Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our

Fiscal Year Ending September 30, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2014 on a timely basis, except that an amended Form 3 was filed for Barbara K. Allen to report an additional 1,050 shares of the Company’s common stock she purchased before becoming a director of the Company.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2016 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to D.R. Horton not later than August 19, 2015.

In addition, apart from the Rule 14a-8 process as described below, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2016 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Counsel of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2016 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on October 25, 2015 and not earlier than the close of business on September 25, 2015. In the event that the date of the 2016 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2015 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. The Bylaws provide that the foregoing notice requirements do not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at the 2016 Annual Meeting pursuant to and in compliance with Rule 14a-8, or any other rule promulgated under Section 14 of the Exchange Act and such proposal is included in the Company’s proxy statement for such annual meeting.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investor Relations and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Thomas B. Montano, Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2015 Annual Meeting. If any other matter is properly brought before the 2015 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and David V. Auld, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2015 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas

December 17, 2014

APPENDIX “A”

D.R. HORTON, INC.

2006 STOCK INCENTIVE PLAN

(As Amended & Restated Effective as of December 11, 2014)

1.    Purpose

The purpose of the D.R. Horton, Inc. 2006 Stock Incentive Plan (As Amended and Restated Effective as of December 11, 2014) (the “Plan”) is to advance the interests of D.R. Horton, Inc. (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Sections 5(e) and (f), non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan, when originally adopted, superseded the Company’s 1991 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.    Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Administrator” means the Administrator of the Plan in accordance with Section 17.

(b)    “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c)    “Award Agreement” means a written agreement or other instrument, which may be transmitted electronically, at the Company’s Administrator’s discretion, as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d)    “Board” means the board of directors of the Company.

(e)    “Change in Control” means the occurrence of any of the following events:

(1)    The consummation of a merger, consolidation or reorganization of the Company into or with another corporation or other legal person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of Voting Securities (as hereinafter defined) immediately prior to such merger, consolidation or reorganization;

(2)    The Company sells all or substantially all of its assets to another corporation or other legal person, or there is a complete liquidation or dissolution of the Company;

(3)    Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 % or more of the combined voting power of the then-outstanding voting securities of the Company (“Voting Securities”) (computed in accordance with the standards for the computation of total percentage ownership for the purposes of Schedule 13D or Schedule 14D-l or any successor schedule, form or report)); excluding, however, the following: any acquisition by the Company, any Subsidiary or an employee benefit plan or related trusted of the Company or any Subsidiary; or

(4)    During any two (2) year period, a majority of the members of the Board serving at the date of the most recent approval of this Plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g)    “Company” means D.R. Horton, Inc., a Delaware corporation.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)    “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j)    “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k)    “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(l)    “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m)    “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6.

(n)    “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(o)    “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(p)    “Plan” means D.R. Horton, Inc. 2006 Stock Incentive Plan (As Amended & Restated Effective as of December 11, 2014), as set forth herein and as amended from time to time.

(q)    “Prior Plan” means D.R. Horton, Inc. 1991 Stock Incentive Plan, as amended and restated on February 21, 2002.

(r)    “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(s)    “Restricted Stock” means Shares granted pursuant to Section 8.

(t)    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(u)    “Service Provider” means a consultant or advisor to the Company or any Subsidiary who (i) is a natural person, (ii) provides bona fide services to the Company or any Subsidiary, (iii) provides services other than in connection with the offer or sale of securities in a capital-raising transaction, and (iv) does not directly or indirectly promote or maintain a market for the Company’s securities, in each case, within the meaning of the General Instructions to Form S-8 under the Securities Act of 1933, as amended.

(v)    “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(w)    “Stock Appreciation Right” means a right granted pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(x)    “Subsidiary” means (i) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) other than with respect to Incentive Stock Options, any limited liability company, limited partnership, general partnership or other entity, the majority of the equity or ownership interests in which are owned, directly or indirectly, by the Company, and (iii) if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, any entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(y)    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a person or entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines.

(z)    “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other Service Provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding. Unless determined otherwise by the Administrator, a Termination of Employment will be interpreted consistent with the definition of a “separation from service” under the Code Section 409A Regulations.

3.    Eligibility

Any person who is a current or prospective officer or employee (including, without limitation, any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, to the extent provided by Section 5(f), any Service Provider shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of Section 424(f) the Code, as selected by the Administrator.

4.    Effective Date and Termination of Plan

This Plan was originally adopted by the Board on November 17, 2005, and became effective as of January 26, 2006 (the “Original Effective Date”) upon approval by the Company’s stockholders. The restated Plan was adopted by the Compensation Committee of the Board and became effective as of December 11, 2014 (the “Restated Plan Effective Date”), subject to the approval by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Restated Plan Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board or the Compensation Committee of the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.    Shares Subject to the Plan and to Awards

(a)    Aggregate Limits. The aggregate number of Shares issuable under the Plan pursuant to Awards granted after December 1, 2014 shall be equal to 28,542,060, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of January 26, 2006, remained available for issuance under the Prior Plan (not including any Shares that were subject to, as of January 26, 2006, outstanding awards under the Prior Plan or any Shares that prior to January 26, 2006 were issued pursuant to awards granted under the Prior Plan) and (ii) any shares of Common Stock subject to outstanding Awards under the Prior Plan as of January 26, 2006 or the Plan as of the Restated Plan Effective Date that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable Shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 Shares for every one Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including, without limitation, shares purchased in the open market.

(b)    Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right (or stock appreciation right under the Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right under the Prior Plan), (ii) Shares delivered to or withheld by the Company to pay the exercise price of a Stock Option (or stock option under the Prior Plan), (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Option or a Stock Appreciation Right (or stock option or stock appreciation right under the Prior Plan), or (iv) Shares repurchased on the open market with the proceeds of a Stock Option (or option under the Prior Plan) exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan; provided however, that any Shares that again become available for grant pursuant to this Section 5 shall be added back on a one-for-one basis if such Shares were subject to Awards of Options or Stock Appreciation Rights (or stock options or stock appreciation rights under the Prior Plan) or added back as one and one-half (1.5) Shares for all Shares granted as Awards other than Options or Stock Appreciation Rights (or awards other than stock options or stock appreciation rights under the Prior Plan).

(c)    Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. In addition, in the event that a person or entity acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary merges or combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such transaction) may be used for Awards under the Plan and, notwithstanding any other provision hereof, shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were employees, directors or Service Providers of such acquired, merged or combined company before such acquisition, merger or combination.

(d)    Tax Code Limits. The aggregate number of Shares subject to Awards, denominated in Shares, granted under this Plan during any calendar year to any one Participant shall not exceed 750,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 28,542,060, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus, denominated in dollars, granted with respect any specified performance period to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed two percent (2%) of the Company’s consolidated pre-tax income for such performance period.

(e)    Director Awards. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 15,000, which limit shall not count any tandem SARs (as defined in Section 7).

(f)    Awards to Service Providers. The aggregate number of Shares issued under this Plan pursuant to all Awards granted to Service Providers shall not exceed 300,000.

(g)    Effect on Prior Plan. From and after the Original Effective Date, no further grants or awards were permitted to be made under the Prior Plan. Grants and awards made under the Prior Plan before the Original Effective Date, however, shall continue in effect in accordance with their terms.

6.    Options

(a)    Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until such Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)    Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including, without limitation, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c)    No Repricing. Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or take any other action that is treated as a re-pricing under generally accepted accounting principles (“GAAP”), or (b) at any time when the exercise price of an Option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Options in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options, without stockholder approval.

(d)    Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)    Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. In addition, the Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a Participant’s Termination of Employment.

(f)    Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g)    No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any Shares subject to an Option until the Participant has become the holder of record of such Shares.

7.    Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards

(“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, no repricing) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an SAR is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights, without stockholder approval. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Award of Stock Appreciation Rights or any Shares subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such Shares.

8.    Restricted Stock and Restricted Stock Units

(a)    Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)    Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)    Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or, subject to Section 10, settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying

Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one (1) year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full over a period of less than three (3) years but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, retirement or in connection with a Change in Control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant or that qualifies as a Substitute Award. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d)    Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e)    Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)    Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding the foregoing, any dividends or distributions on performance-based Restricted Stock or Restricted Stock Units shall be subject to the same performance-based vesting criteria and other restrictions on transferability as the underlying Restricted Stock (or Restricted Stock Units) with respect to which they were paid or distributed.

(g)    Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a Participant’s Termination of Employment.

9.    Incentive Bonuses

(a)    General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year (if payable in Shares), and not less than one calendar quarter (if payable solely in cash).

(b)    Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment,

(iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c)    Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d)    Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. Subject to Section 10, the Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e)    Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.    Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares or cash upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon a separation from service (as defined for purposes of Section 409A of the Code) before the date that is six months after the specified employee’s separation form service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

11.    Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or

Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including, without limitation, the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.    Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including, without limitation, under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate and equitable adjustment, if any, to be effected. Without limiting the generality of the foregoing, in the event of any such change described in this paragraph, the Administrator may, in its sole discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of and terminate any restrictions on outstanding Awards; (iii) provide for cancellation of accelerated Awards that are not exercised within a time prescribed by the Administrator; or (iv) provide for the cancellation of any outstanding Awards in exchange for a cash payment to the holders thereof.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.    Qualifying Performance-Based Compensation

(a)    General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted (or within the time period required by Section 162(m) of the Code). The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may, to the extent specified in the Award Agreement, be reduced (but not increased) by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b)    Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses, (xxv) gross profit or gross profit percentage, (xxvi) income or pre-tax income percentage, (xxvii) selling, general and administrative expense improvement or containment, (xxiii) land, lot or inventory improvement or (xxix) customer service. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs or asset impairments, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs or accruals for any amounts for payment under this Plan or any other compensation arrangement maintained by the Company and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as determined in accordance with generally accepted accounting principles , (B) as identified in the Company’s financial statements or notes to the financial statements, (C) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (D) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

14.    Transferability

Unless the Administrator specifies otherwise and to the extent permitted under the General Instructions to Form S-8 under the Securities Act of 1933, as amended, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime, and thereafter by the legal representative of the Participant’s estate or the individual to whom such Award was transferred by the Participant’s will or the laws of descent and distribution.

15.    Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

16.    Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

17.    Administration of the Plan

(a)    Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that with respect to Awards to Nonemployee Directors, the Administrator shall be the full Board. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)    Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including, without limitation, the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including, without limitation, events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of the circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) subject to any limitations otherwise set forth in Section 18, waive, settle or adjust the terms of any Award so as to avoid unanticipated consequences, to implement the intent of the Award, or address unanticipated events (including, but not limited to, any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe); and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or SAR is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without stockholder approval.

(c)    Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)    Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the

Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

18.    Amendment of the Plan or Awards

The Board or the Compensation Committee of the Board may amend, alter or discontinue this Plan, and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)    increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)    whether before or after the date of grant, reduce the price at which Options or Stock Appreciation Rights may be exercised below the price provided for in Section 6(b) or Section 7;

(c)    other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, amend the terms of outstanding Awards to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or SAR is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights;

(d)    extend the term of this Plan;

(e)    change the class of persons eligible to be Participants;

(f)    otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g)    increase the individual maximum limits in Sections 5(d) and (e).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if (i) the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or stock exchange listing requirement or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Administrator determines in its sole discretion that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

19.    No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

20.    Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of cash or equity-based compensation awards otherwise than under this Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

21.    Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

22.    No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

23.    Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

301 Commerce Street

Suite 500

Fort Worth, Texas 76102

(817) 390-8200

www.drhorton.com

AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M80195-P57051	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D.R. HORTON, INC.
Vote on Directors
The Board of Directors recommends a vote FOR each Nominee for Director.
1.	Proposal One: Election of directors.
	Nominees:	For	Against	Abstain	Vote on Other Proposals
	1a. Donald R. Horton	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal Two, Proposal Three and Proposal Four as proposed below.		For	Against	Abstain
	1b. Barbara K. Allen	☐	☐	☐	2.	Proposal Two: Advisory vote to approve executive compensation.	☐	☐	☐
	1c. Brad S. Anderson	☐	☐	☐	3.	Proposal Three: To approve the 2006 Stock Incentive Plan as amended and restated.	☐	☐	☐
	1d. Michael R. Buchanan	☐	☐	☐	4.	Proposal Four: Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐
	1e. Michael W. Hewatt	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

NOTE:    Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Telephone/Internet insert (Company supplied) and Annual Report on Form 10-K are available at www.proxyvote.com.

M80196-P57051

D.R. HORTON, INC. 2015 PROXY
PROXY	D.R. HORTON, INC.
D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Donald R. Horton and David V. Auld, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on December 1, 2014, at the 2015 Annual Meeting of Stockholders to be held on January 22, 2015, or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals One, Two, Three and Four. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. In addition, if any other matter should be properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.